Form 10-K, Exhibit 13
period 1995-06-25
UNIFI INC
filed 1995-09-20
CIK 100726

EXHIBIT (13a)

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)               June 25, 1995    June 26, 1994
                                     -------------    -------------
ASSETS:
Current assets:
    Cash and cash equivalents        $     60,350     $     80,653
    Short-term investments                 85,844           71,483
    Receivables                           209,432          200,537
    Inventories                           139,378          100,279
    Prepaid expenses                        8,017            3,605
___________________________________________________________________
    Total current assets             $    503,021     $    456,557
___________________________________________________________________
Property, plant and equipment:
    Land                             $      5,865     $      5,797
    Buildings and air conditioning        203,114          174,549
    Machinery and equipment               631,470          606,423
    Other                                  69,934           61,868

__________________________________________________________________
                                     $    910,383     $    848,637
    Less: accumulated depreciation        394,168          336,375
__________________________________________________________________
                                     $    516,215     $    512,262
__________________________________________________________________
Investment in affiliates             $        173     $     10,626
__________________________________________________________________
Other assets                         $     21,493     $     23,807
__________________________________________________________________
                                     $  1,040,902     $  1,003,252

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
    Accounts payable                 $    100,165     $     83,831
    Accrued expenses                       54,338           56,320
    Income taxes                           15,161           12,132
__________________________________________________________________
       Total current liabilities     $    169,664     $    152,283
__________________________________________________________________
Long-term debt                       $    230,000     $    230,000
__________________________________________________________________
Deferred income taxes                $     37,736     $     32,447
__________________________________________________________________
Shareholders' equity:
    Common stock                     $      6,714     $      7,043
    Capital in excess of par value        117,277          199,959
    Retained earnings                     473,962          385,472
    Cumulative translation adjustment       4,415           (3,060)
    Unrealized gains (losses)
         on certain investments             1,134             (892)
__________________________________________________________________
                                     $    603,502     $    588,522
__________________________________________________________________
                                     $  1,040,902     $  1,003,252


The accompanying notes are an integral part of the financial statements.










CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)
                                June 25, 1995        June 26, 1994        June 27, 1993
                                -------------        -------------        -------------
Net sales                       $ 1,554,557          $ 1,384,797          $ 1,405,651
_______________________________________________________________________________________
Costs and expenses:
    Cost of sales               $ 1,330,410          $ 1,185,386          $ 1,141,126
    Selling, general and
       administrative expense        43,116               40,429               38,484
    Interest expense                 15,452               18,241               25,785
    Interest income                 (10,372)              (8,290)             (13,537)
    Other income                     (9,659)              (1,238)              (5,775)
    Non-recurring charge               ---                13,433                 ---
_____________________________________________________________________________________
                                $ 1,368,947          $ 1,247,961          $ 1,186,083
_____________________________________________________________________________________

Income before taxes             $   185,610          $   136,836          $   219,568
Provision for income taxes           69,439               60,344               82,924
_____________________________________________________________________________________
Net income                      $   116,171          $    76,492          $   136,644

Per share data:
    Net income:
    Primary                     $      1.67          $      1.08          $      1.93
    Fully diluted               $      1.62          $      1.08          $      1.85
    Cash dividends              $       .40          $       .56          $       .42

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Amounts in thousands, except per share data)

                                             Captl.                 Cumul.   Unrlzd Gains
                              Shares   Comm. in Excess of Retained  Transltn (Loss) on Cert.
                             Outstdng  Stock Par Val.     Earnings  Adjstmnt Investments
                             ---------------------------------------------------------------
Balance June 28, 1992         46,332  $ 4,633  $177,222  $ 273,624  $  7,564  $   ---
                             ---------------------------------------------------------------
 Purchase of stock               (27)      (2)   (1,126)       ---       ---      ---
 Options exercised               143       14       972        ---       ---      ---
 Stock issued                    639       64       904        ---       ---      ---
 Stock dividend-50%           23,253    2,325    (2,426)       (20)      ---      ---
 Stock option tax benefit        ---      ---       959        ---       ---      ---
 Cash dividends-$.42 per share   ---      ---       ---    (25,910)      ---      ---
 Net distributions to S
  Corporation shareholders       ---      ---       ---     (4,471)      ---      ---
 Foreign currency                ---      ---       ---        ---   (13,079)     ---
 Unrealized gains (losses) on
  certain investments            ---      ---       ---        ---       ---     (920)
 Net income                      ---      ---       ---    136,644       ---      ---
  Reclass of S Corporation net
  earnings to capital in excess
  of par value                   ---      ---    21,484    (21,484)      ---      ---
 Pooling adjustment-conform
  fiscal year and accounting
  policies                       ---      ---    (1,856)    (9,562)      ---      ---
Balance June 27, 1993        $70,340  $ 7,034 $ 196,133  $ 348,821  $ (5,515) $  (920)
                             ---------------------------------------------------------------
Purchase of  stock               (98)     (10)   (2,051)       ---       ---      ---
 Options exercised               191       19       899        ---       ---      ---
Cash dividends-$.56 per share    ---      ---       ---    (39,053)      ---      ---
Net contributions and tax
 benefits from (to) S
 Corporation shareholders        ---      ---     4,562       (372)      ---      ---
 Foreign currency                ---      ---       ---        ---     2,455      ---
Change in unrealized gains
 (losses) on certain investments ---      ---       ---        ---       ---       28
Net income                       ---      ---       ---     76,492       ---      ---
 Reclass of S Corporation net
  earnings to capital in excess
  of par value                   ---      ---       416       (416)      ---      ---
____________________________________________________________________________________________
Balance June 26, 1994        $70,433  $ 7,043 $ 199,959  $ 385,472  $ (3,060)  $ (892)
                             ---------------------------------------------------------------
 Purchase of stock            (3,362)    (336)  (83,414)       ---       ---      ---
 Options exercised                69        7       732        ---       ---      ---
 Cash dividends-$.40 per share   ---      ---       ---    (27,681)      ---      ---
 Foreign currency                ---      ---       ---        ---     7,475      ---
 Change in unrealized gains
 (losses) on certain investments ---      ---       ---        ---       ---    2,026
Net income                       ---      ---       ---    116,171       ---      ---
_____________________________________________________________________________________
Balance  June 25, 1995       $67,140  $ 6,714 $ 117,277  $ 473,962  $  4,415  $ 1,134

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)
                                       June 25, 1995       June 26, 1994        June 27, 1993
                                       -------------       -------------        -------------
Cash and cash equivalents
   at beginning of year                $     80,653        $      76,093        $    139,046
_____________________________________________________________________________________________
Operating activities:
   Net income                          $    116,171        $      76,492        $    136,644
   Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation and amortization            75,805               70,116              58,949
    Non-cash portion of
      non-recurring charge                      ---               13,433                 ---
    Gain on sale of assets                   (1,119)              (1,021)             (5,861)
    Gain on sale of investments              (6,697)                 ---                 ---
    Equity in (earnings) losses
      of nonconsolidated affiliates            (649)                  62               1,481
    Noncash compensation                        ---                  ---                 507
    Provision for deferred income taxes       7,505                6,939               6,506
    Changes in assets and liabilities,
      excluding effects of acquisition
      and foreign currency adjustments:
        Receivables                         (11,665)                 374              (5,099)
        Inventories                         (42,751)               4,921             (20,144)
        Prepaid expenses                         27                 (272)                (82)
        Payables and accruals                19,804              (31,118)             21,007
        Income taxes                           (542)              (8,605)             10,664
        Other                                  (548)                (533)                (59)
____________________________________________________________________________________________
Net-operating activities               $    155,341         $    130,788          $  204,513
____________________________________________________________________________________________
Investing activities:
    Capital expenditures               $    (88,941)        $   (104,672)         $ (141,223)
    Purchase of investments                 (93,671)            (151,565)           (115,620)
    Sale of capital assets                    3,479                3,611                 773
    Sale of investments                      94,379              198,855             127,119
    Sale of subsidiary                       13,798                  ---                 ---
    Proceeds from notes receivable            5,311                  ---                 ---
    Other                                         3                 (423)             (5,909)
____________________________________________________________________________________________
Net-investing activities               $    (65,642)        $    (54,194)        $  (134,860)
____________________________________________________________________________________________
Financing activities:
    Net payments on revolving
      credit and bank lines            $        ---         $        ---         $      (117)
    Borrowing of long-term debt                 ---                  ---              30,585
    Repayments of long-term debt                ---              (32,221)           (125,920)
    Issuance of stock                           739                  898                 566
    Purchase and retirement of stock        (83,750)              (2,061)                (85)
    Net distributions to
      S Corporation shareholders                ---                  ---              (8,266)
    Cash dividends paid                     (27,681)             (39,053)            (25,910)
____________________________________________________________________________________________
    Net-financing activities            $  (110,692)        $    (72,437)       $   (129,147)
____________________________________________________________________________________________
Currency translation adjustment         $       690         $        403        $     (3,459)
____________________________________________________________________________________________
Net increase (decrease) in cash
   and cash equivalents                 $   (20,303)        $      4,560        $    (62,953)
____________________________________________________________________________________________
Cash and cash equivalents at
   end of year                          $    60,350         $     80,653        $     76,093
                                        ----------------------------------------------------
Cash paid during the year:
    Interest                            $    14,777         $     17,487        $     22,696
    Income taxes                             61,495               61,653              65,601
Non-cash investing and financing activities:
    Tendering of stock to
     exercise options                   $       ---         $        ---        $      1,129
    Assets acquired by
     issuance of debt                           ---                7,453               8,617
    Note receivable obtained
     from sale of an affiliate               10,436                  ---                 ---

The accompanying notes are an integral part of the financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.ACCOUNTING POLICIES AND FINANCIAL STATEMENT INFORMATION

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and all subsidiaries. The accounts of all foreign subsidiaries have been included on the basis of fiscal periods ended three months or less prior to the dates of the consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated.
    FISCAL YEAR: The Company's fiscal year is the fifty-two or fifty-three weeks ending the last Sunday in June. All three fiscal years presented were comprised of fifty-two weeks.
    RECLASSIFICATION: The Company has reclassified the presentation of certain prior year information to conform with the current presentation format.
    REVENUE RECOGNITION: Substantially all revenue from sales is recognized at the time shipments are made.
    FOREIGN CURRENCY TRANSLATION: Assets and liabilities of foreign subsidiaries are translated at year-end rates of exchange and revenues and expenses are translated at the average rates of exchange for the year. Gains and losses resulting from translation are accumulated in a separate component of shareholders equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the subsidiary's functional currency) are included in net income.
    CASH AND CASH EQUIVALENTS: Cash equivalents are defined as short-term investments having an original maturity of three months or less.
    SHORT-TERM INVESTMENTS: Short-term investments are comprised primarily of high-quality, highly liquid marketable securities with original maturities greater than three months. The Company adopted Statement of Financial Accounting Standard No. 115 Accounting for Certain Investments in Debt and Equity Securities as of the end of the fiscal year ended June 26, 1994. The adoption had no significant impact on the fiscal 1994 financial statements. Short-term investments at June 25, 1995, and June 26, 1994, are classified as available-for-sale securities and are carried at fair market value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders equity.
    ACCOUNTS RECEIVABLE: Certain customer accounts receivable are factored without recourse with respect to credit risk. An allowance for losses is provided for accounts not factored based on a periodic review of the accounts. Reserve for such losses was $6.5 million at June 25, 1995, and $4.3 million at June 26, 1994.
    INVENTORIES:  The Company utilizes the last-in, first-out
(LIFO) method for valuing certain inventories representing 59% of all inventories at June 25, 1995, and the first-in first-out
(FIFO) method for all other inventories. Inventory values computed by the LIFO method are lower than current market values. Inventories valued at current or replacement cost would have been approximately $10.3 million and $5.6 million in excess of the LIFO valuation at June 25, 1995, and June 26, 1994, respectively. Finished goods, work in process, and raw materials and supplies at June 25, 1995, and June 26, 1994, amounted to $66.1 million and $57.6 million; $14.3 million and $12.9 million; and $59.0 million and $29.8 million, respectively.
    PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is computed for asset groups primarily utilizing the straight-line method for financial reporting and accelerated methods for tax reporting.
    OTHER ASSETS: Other assets consist primarily of the cash surrender value of key executive life insurance policies, investments in marketable equity securities, long-term notes receivable, deferred debt expense, identifiable intangibles associated with acquisitions and, also in the prior year, noncompete covenants. The investments in marketable equity securities are classified as available-for-sale and are carried at a fair market value of $0.3 million and $9.5 million at June 25, 1995, and June 26, 1994, respectively. The deferred debt expense and remaining intangible assets are being amortized on a straight-line method over periods from three to fifteen years. The noncompete covenants and certain intangibles associated with acquisitions were fully amortized in fiscal 1994. Accumulated amortization at June 25, 1995, and June 26, 1994, was $1.6 million and $16.0 million, respectively.
    INCOME TAXES: The Company and its domestic subsidiaries file a consolidated federal tax return. Income tax expense is computed on the basis of transactions entering into pretax operating results. Deferred income taxes have been provided for the tax effect of temporary differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. Income taxes have not been provided on the undistributed earnings of certain foreign subsidiaries as such earnings are deemed to be permanently invested.
    EARNINGS PER SHARE: Earnings per common and common equivalent share are computed on the basis of the weighted average number of common shares outstanding plus, to the extent applicable, common stock equivalents. Average common and common equivalent shares for primary earnings per share were 69,542,155, 71,020,075 and 70,861,463 for 1995, 1994 and 1993, respectively. Fully diluted earnings per share amounts are based on 77,302,035, 71,026,610 and 78,640,459 shares for 1995, 1994 and 1993, respectively. The effect of the convertible subordinated notes was antidilutive for the fiscal year ended June 26, 1994.

2.BUSINESS COMBINATIONS

    On August 18, 1993, Pioneer Yarn Mills, Inc., Edenton Cotton Mills, Inc., Pioneer Spinning, Inc., Pioneer Cotton Mills, Inc., and certain real estate (collectively the Pioneer Corporations) were merged into Unifi Spun Yarns, Inc., a wholly-owned subsidiary of the Company. In order to effect the Merger, 2,745,284 shares of the Company's common stock were issued for all of the outstanding shares of the Pioneer Corporations. On April 23, 1993, Vintage Yarns, Inc. (Vintage) was merged with and became a wholly-owned subsidiary of the Company, and 7,891,800 shares of the Company's common stock were issued in exchange for all of the outstanding common stock of Vintage. Additionally, 496,832 shares of the Company's common stock were reserved for issuance pursuant to outstanding options on Vintage common stock. Both mergers were accounted for as a pooling of interests, and accordingly, the accompanying financial statements for the year ended June 27, 1993 have been restated to include the accounts and operations of the Pioneer Corporations and Vintage.
    Prior to the mergers, the Pioneer Corporations used a fiscal year ending on the last Saturday in September and Vintage used a fiscal year ending September 30. The restated 1993 financial statements combine the June 27, 1993, financial statements of the Company with the financial statements of the Pioneer Corporations and Vintage for their respective twelve month periods ended
June 26, 1993, and June 30, 1993, respectively. Accordingly, to conform the fiscal years of the Pioneer Corporations and Vintage with the Company's, the results of operations of the Pioneer Corporations and Vintage for the three months ended September 26, 1992, and September 30, 1992, respectively, have been included in both fiscal 1993 and 1992. Combined net sales and net income for the three month periods of the Pioneer Corporations and Vintage were $60.8 million and $9.6 million, respectively. An adjustment for the net income of the three month period has been reflected as an adjustment to the June 29, 1992, consolidated retained earnings and an additional adjustment of $1.9 million has been reflected to conform the accounting policies of the previously separate companies. Separate results of the combining entities for the year ended June 27, 1993, are as follows:

(Amounts in thousands)           June 27, 1993
______________________________________________
Net sales:
    Unifi                         $ 1,133,863
    Pioneer Corporations               73,457
    Vintage                           198,331
______________________________________________
                                  $ 1,405,651
______________________________________________
Net income:
    Unifi                         $    94,839
    Pioneer Corporations                8,591
    Vintage                            33,214
______________________________________________
                                  $   136,644
______________________________________________

    For all periods prior to the merger to the date of acquisition, the Pioneer Corporations and Vintage were taxed as S Corporations and, therefore, federal and state taxes were assessed to the shareholders. For purposes of the consolidated financial statements, income taxes have been provided on the Pioneer Corporations and Vintage's earnings at the rates which would have been applicable had such earnings been taxed to it. Distributions to S Corporation shareholders have been adjusted for the effects of corporate, federal and state taxes payable on an annualized basis.

3.NON-RECURRING CHARGE

    In the fiscal 1994 fourth quarter, the Company recorded a non-recurring charge of $13.4 million ($14.1 million after-tax or $.20 per share) related to the sale of the Company's investment in its wholly-owned French subsidiary, Unifi Texturing, S.A. (UTSA) and the Company's decision to exit the European nylon market. Of the non-recurring charge, $3.1 million relates to the loss from the sale of UTSA, $8.8 million relates to the write-off of goodwill and other intangibles associated with the Company's European nylon operations and $1.5 million relates to the write-down of nylon production equipment and inventories. The sale was consummated during the first fiscal quarter of 1995. Net cash proceeds from the sale totaled $13.8 million, excluding $4.1 million of cash remitted to the Company from UTSA coincident with the sale. The results of operations of UTSA were not significant to the consolidated Company for any of the periods presented.

4.LONG-TERM DEBT

    A summary of long-term debt follows:

(Amounts in thousands)           June 25, 1995      June 26, 1994
_________________________________________________________________
Convertible subordinated
  notes due March 15, 2002         $ 230,000          $ 230,000

There are no scheduled maturities of long-term debt in the five years following June 25, 1995.
    The 6% convertible subordinated notes due March 15, 2002, are convertible at any time on or before the due date, unless previously redeemed, into common stock of the Company at a conversion price of $29.67 per share, subject to adjustment in certain events. The notes are redeemable, in whole or in part, at the option of the Company on or after March 27, 1995, at redemption prices beginning at 104% of their principal amount, declining to par on or after March 15, 2001. The Company has 7.8 million shares reserved at year end for potential conversion. Interest is payable semi-annually on March 15 and September 15 of each year.
    The fair value of the Company's long-term debt at June 25, 1995, is estimated at $227.7 million using quoted market prices.

5.INCOME TAXES

    Deferred income taxes of $37.7 million and $32.4 million at June 25, 1995, and June 26, 1994, respectively, have been provided as a result of temporary differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. The net deferred tax liability consists of deferred tax liabilities resulting primarily from the temporary differences related to property, plant and equipment of $57.7 million and $52.7 million, other assets of $1.7 million and $.7 million and deferred tax assets attributable to basis differences resulting from mergers and valuation reserves of $21.7 million and $21.0 million, respectively. U.S. deferred income taxes have not been recognized on $43.0 million at June 25, 1995 ($35.2 million at June 26, 1994), of undistributed earnings of foreign subsidiaries, because assets representing those earnings are considered to be permanently invested. The amount of foreign withholding taxes and U.S. taxes that would be payable upon the repatriation of assets that represent those earnings would be approximately $16.4 million at June 25, 1995 ($13.6 million at June 26, 1994).

    Components of deferred tax expense were as follows:

(Amounts in thousands)             1995         1994         1993
___________________________________________________________________
Depreciation and
  asset disposals                $ 5,801      $ 6,996     $  6,424
Other                              1,704          (57)          82
___________________________________________________________________
                                 $ 7,505      $ 6,939     $  6,506
___________________________________________________________________

State income taxes
  included in provision
  for income taxes               $ 9,501      $ 7,639     $ 12,608
___________________________________________________________________

    Significant items affecting a reconciliation of the statutory federal income tax rate and the effective rate are attributable to the following:

                                   1995         1994         1993
__________________________________________________________________
Federal statutory rate             35.0%        35.0%        34.0%
State income taxes-net              3.1          3.6          3.8
Foreign subsidiaries taxed
  at different rates                (.7)         (.2)         (.3)
Nondeductible expenses
  and other                         --           5.7           .3
___________________________________________________________________
Effective rate                     37.4%        44.1%        37.8%
___________________________________________________________________

6.COMMON STOCK

    Shares authorized were 500 million in 1995 and 1994. Common shares outstanding at June 25, 1995 and June 26, 1994, were
67,140,005 and 70,432,862, respectively.
    The Company has Incentive Stock Option Plans with 1,972,651 shares reserved at June 25, 1995. There remain 287,683 options available for grant at year end. The transactions for 1995, 1994 and 1993 are as follows:

                                                   1995              1994              1993
___________________________________________________________________________________________
Shares under option beginning of year         1,122,694         1,305,095         1,296,773
Granted                                         773,317           176,500           262,500
Exercised                                       (68,110)         (189,890)         (187,449)
Canceled (from $10.19 to $24.67)               (142,933)         (169,011)          (66,729)
___________________________________________________________________________________________
Shares under option-end of year               1,684,968         1,122,694         1,305,095
___________________________________________________________________________________________
Options exercisable-end of year               1,273,900         1,067,055           874,992
___________________________________________________________________________________________
Option price range                       $  3.80-$25.25      $1.62-$24.67      $1.62-$24.67
___________________________________________________________________________________________
Option price range for options exercised  $10.19-$23.88      $1.62-$24.67      $2.53-$24.67
___________________________________________________________________________________________

    The Company also has a Non-Qualified Stock Option Plan with 747,935 shares reserved at June 25, 1995. There remain 9,416 options available for grant at year end. Transactions for 1995, 1994 and 1993 are as follows:

                                                  1995              1994              1993
___________________________________________________________________________________________
Shares under option - beginning of year        331,033           330,000            23,907
Granted                                        408,519             2,065           330,000
Exercised                                       (1,033)           (1,032)          (23,907)
___________________________________________________________________________________________
Shares under option-end of year                738,519           331,033           330,000
___________________________________________________________________________________________
Options exercisable-end of year                338,519           331,033           330,000
___________________________________________________________________________________________
Option price range                       $10.57-$25.83     $10.57-$25.83     $10.57-$25.83
___________________________________________________________________________________________
Option price for options exercised              $10.57            $10.57             $4.80
___________________________________________________________________________________________
7.RETIREMENT PLANS

    The Company has a qualified profit-sharing plan, which provides benefits for eligible salaried and hourly employees. The annual contribution to the plan, which is at the discretion of the Board of Directors, amounted to $17.0 million, $15.8 million and $13.3 million in 1995, 1994 and 1993, respectively. The Company leases its corporate office building from its profit-sharing plan through an independent trustee.

8.LEASES, COMMITMENTS AND CONCENTRATIONS OF CREDIT RISK

    The Company is obligated under operating leases consisting primarily of real estate and equipment. Future obligations for minimum rentals under the leases during fiscal years after June 25, 1995, are $3.0 million in 1996, $2.8 million in 1997, $2.6 million in 1998, $2.5 million in 1999, and $2.5 million in 2000.
    Rental expense was $3.7 million, $3.2 million and $2.7 million for the fiscal years 1995, 1994 and 1993, respectively.
    The Company had committed approximately $99.5 million for the purchase of equipment and facilities at June 25,1995.
    The concentration of credit risk for the Company with respect to trade receivables is mitigated due to the large number of customers, dispersion across different industries and its factoring arrangements.
    The Company had sales to one customer of approximately 11% in 1995, 12% in 1994 and 12% in 1993.

9.BUSINESS SEGMENTS AND FOREIGN OPERATIONS

    The Company and its subsidiaries are engaged predominantly in the processing of yarns by: texturing of synthetic filament polyester and nylon fiber, and spinning of cotton and cotton blend fibers with sales domestically and internationally, mostly to knitters and weavers for the apparel, industrial, hosiery, home furnishing, automotive upholstery and other end-use markets.
    The Company's foreign operations are comprised primarily of its manufacturing facility in Ireland along with its foreign sales corporation and had net sales of $231.1 million, $178.5 million and $199.3 million; pretax income, before non-recurring charges in 1994, of $10.4 million, $4.4 million and $7.6 million; and identifiable assets of $129.9 million, $132.0 million and $123.4 million in 1995, 1994 and 1993, respectively.

MANAGEMENT'S REVIEW AND ANALYSIS OF OPERATIONS
AND FINANCIAL POSITION

FISCAL 1995
    Net sales increased 12.3% from $1.385 billion in 1994 to $1.555 billion in 1995. The growth was accomplished by an increase in unit volume for the consolidated domestic and international operations. The increase in unit sales volume was predominantly in our lower average priced, natural textured and spun yarn products. The volume increase was supplemented by a slight increase in per unit sales price.
    Our domestic operations experienced increased sales volume of approximately 12.4% during 1995 with significant gains noted in natural polyester and spun yarn products. Domestic volume growth was achieved primarily through capacity expansions, acquisitions and ongoing modernization projects. Domestic polyester texturing productive capacity will be increased throughout the 1996 fiscal year as the Company continues with a modernization project in process in its Reidsville, NC facility and completes construction of a new texturing plant in Yadkinville, NC.
    The growth in sales in our international polyester operations was accomplished through increased capacity gained from fiscal 1995 expansions at our Irish facility, higher average unit sales prices which were raised to partially offset escalating raw material costs and to the further weakening of the U.S. dollar compared to the prior year. Texturing capacity will be increased approximately 30% during the upcoming fiscal year due to the installation of new texturing equipment. Sales from foreign operations are denominated in local currencies and are hedged in part by the purchase of raw materials and services in those same currencies. The net asset exposure is hedged by borrowings in local currencies which minimize the risk of currency fluctuations.
    Cost of sales as a percentage of sales remained stable at 85.6% for both the 1995 and 1994 fiscal years. On a consolidated basis for fiscal 1995, slight increases in per unit raw material and packaging costs were offset by lower manufacturing costs per unit. Increased sales volume and a shift in product mix to higher-volume, lower-cost items resulted in improved manufacturing costs on a per unit basis. These improvements reflect management's continued efforts to improve operating efficiency and reduce manufacturing cost.
    Selling, general and administrative expenses as a percentage of net sales decreased to 2.8% in 1995 from 2.9% in 1994 primarily as a result of further consolidations of operations relating to the previous mergers and an increase in the net sales base.
    Interest expense declined $2.8 million from $18.3 million in 1994 to $15.5 million in 1995. The decline was attributable to the retirement of debt acquired in prior year mergers throughout fiscal 1994. The only long-term debt remaining at June 25, 1995, is the $230 million in convertible subordinate notes issued in March 1992. Interest income increased $2.1 million from 1994 to 1995 as a result of increased short-term investment levels. Other income increased $8.4 million from 1994 to 1995 mainly as a result of the recognition of gains from the sale of equity affiliates and capital assets.
    The effective income tax rate decreased from 44.1% in 1994 to 37.4% in 1995. This decrease was mainly due to the non-deductible, non-recurring charge in the prior year while no such charge was incurred in 1995. Also contributing to the current year's lower effective tax rate was the increase in the earnings of foreign operations, which are taxed at rates lower than the domestic federal tax rate.
    Net income increased 51.9% from $76.5 million in 1994 to $116.2 million in 1995. Earnings per share increased from $1.08 per share from fiscal 1994 to $1.67 for fiscal 1995, an increase of 54.6%. Net income and net income per share in 1994 before the non-recurring charge were $90.6 million or $1.28 per share.

FISCAL 1994
    Net sales decreased 1.5% from $1.406 billion in 1993 to $1.385 billion in 1994. This reduction resulted from an overall decline in sales prices of 6.6% based on product mix offset by volume gains of 5.5% experienced for the year in our combined domestic and foreign markets. Domestic growth was achieved through phased in production from a new texturizing plant in Yadkinville, NC that commenced operations in 1993, and the completion of other modernization projects in 1994 and latter stages of the prior fiscal year. Also, significant volume growth was noted in our spun yarn business for the year although pressure on pricing and raw material increases adversely impacted the margins. In the first quarter of 1994, the Company increased its presence in the cotton and cotton blend spun yarn business through the merger with the Pioneer Corporations. During 1993, the Company entered this market through its merger with Vintage Yarns.
    Our European facilities also experienced overall capacity increases. However, sales prices in local currencies were adversely affected due to weak economic conditions and overcapacity throughout most of the year. Sales from foreign operations are denominated in local currencies and are hedged in part by the purchase of raw materials and services in those same currencies. The net asset exposure is hedged by borrowings in local currencies which minimize the risk of currency fluctuations.

    Cost of sales as a percentage of sales increased from 81.2% in 1993 to 85.6% in 1994. Impacting cost of sales in the current year was increased fixed charges, such as depreciation, resulting from added capacity being absorbed on a lower net sales base. Also, our spun operations experienced significant raw material price increases during 1994 adversely impacting cost of sales. On a Company-wide basis, however, raw material prices per pound were lower in the current fiscal year than in the prior year.
    Selling, general and administrative expenses as a percentage of net sales increased from 2.7% in 1993 to 2.9% in 1994 primarily as a result of increased fixed charges over a reduced net sales base.
    Interest expense declined $7.6 million from $25.8 million in 1993 to $18.2 million in 1994. This decline was attributable to the payoff of long-term debt acquired through merger activity. The only long-term debt remaining at June 26, 1994 is the $230 million in convertible subordinate notes issued in March 1992. Interest income declined $5.2 million from 1993 to 1994 as a result of decreased short-term investment levels. These investments were used to pay off acquired debt, modernize capital equipment and for other financing activities. Other income declined $4.5 million from 1993 to 1994 mainly as a result of the prior year gains recognized from the sale of investment in affiliates and short-term investments while no such activity was present in the current year.
    In connection with the planned sale of the nylon operations in France, the Company recognized the anticipated loss on the sale of its French subsidiary and wrote off certain intangible costs, primarily goodwill, and other costs associated with the European nylon business. These costs aggregated $14.1 million, or $.20 per share on an after tax basis.
    The effective income tax rate increased from 37.8% in 1993 to 44.1% in 1994. This increase was mainly due to the non-deductible, non-recurring charge in the current year while no such charge was incurred in 1993. Also adversely impacting the current year'seffective tax rate was the decreased foreign earnings which are taxed at rates lower than the federal tax rate and the increase in the statutory federal rate from 34% to 35% for all of 1994.
    Net income declined from $136.6 million or $1.93 per share in 1993 to $76.5 million or $1.08 per share in 1994. Net income and net income per share in 1994 before the non-recurring charge previously discussed were $90.6 million or $1.28 per share.

LIQUIDITY AND CAPITAL RESOURCES
    Cash generated from operations is a major source of liquidity for the Company. During 1995, $155.3 million was generated as a result of net income, adjusted for the effects of depreciation and amortization and noncash expenses and increases in accounts payable offset by increases in both receivables and inventories. Receivables have increased in connection with increased volume for both our domestic and export markets. Payment terms for our export sales are typically longer than our domestic sales. The growth in inventory was due to anticipated capacity increases and overall higher per unit raw material prices. The growth in inventory resulted in a corresponding increase to accounts payable.
    During 1995, the Company expended $83.8 million for the repurchase of 3.4 million shares of the Company's common stock, $88.9 million for additions to property and equipment and $27.7 million for cash dividend payments. Cash generated from the sale of our French subsidiary amounted to $13.8 million.
    At June 25, 1995, the Company has working capital of $333.4 million which represents a $29.1 million increase in working capital from June 26, 1994. Included in working capital at June
25, 1995, is cash and short-term investments of $146.2 million. In addition, the Company has access to debt and equity markets.
    At June 25, 1995, the Company has committed approximately $99.5 million for the purchase of equipment and facilities.
    On October 21, 1993, the Board of Directors authorized Management to repurchase up to 15 million shares of Unifi's common stock from time to time at such prices as Management feels advisable and in the best interest of the Company. Approximately
3.5 million shares have been repurchased as of June 25, 1995, pursuant to this Board authorization.
    Management believes the current financial position is sufficient to meet anticipated capital expenditures, working capital needs, and other financial requirements.


SUMMARY OF SELECTED FINANCIAL DATA
(Amounts in thousands, except
   per share data)               6/25/95      6/25/94     6/25/93      6/25/92      6/25/91
____________________________________________________________________________________________
Summary of Earnings:
Net sales                      $ 1,554,557  $ 1,384,797 $ 1,405,651 $ 1,322,910  $ 1,121,592
Cost of sales                    1,330,410    1,185,386   1,141,126   1,090,611      965,115
Gross profit                       224,147      199,411     264,525     232,299      156,477
Selling, general
  and administrative                43,116       40,429      38,484      38,530       41,193
Interest expense                    15,452       18,241      25,785      16,756       18,707
Interest income                    (10,372)      (8,290)    (13,537)     (5,306)      (3,705)
Other income                        (9,659)      (1,238)     (5,775)     (1,598)      (3,100)
Non-recurring charge                   ---       13,433         ---         ---          ---
Merger expenses                        ---          ---         ---      24,805          ---
Income before taxes                185,610      136,836     219,568     159,112      103,382
Provision for income taxes          69,439       60,344      82,924      62,263       35,707
Net income                         116,171       76,492     136,644      96,849       67,675

Per Share of Common Stock:
Net income                     $      1.67   $     1.08  $     1.93   $    1.38  $      1.01
Cash dividends                         .40          .56         .42         .36          .20

Financial Data:
Working capital                $   333,357   $  304,274  $  320,215   $ 389,826  $   104,275
Gross property, plant
   and equipment                   910,383      848,637     750,552     640,963      529,701
Total assets                     1,040,902    1,003,252   1,017,449     989,404      621,963
Long-term debt                     230,000      230,000     250,241     328,685      160,113
Shareholders equity                603,502      588,522     545,553     463,043      269,031

QUARTERLY RESULTS (UNAUDITED)

    Quarterly financial data for the years ended June 25, 1995, and June 26, 1994 is presented below:
(Amounts in thousands, except per share data)      1st Qrtr    2nd Qrtr   3rd Qrtr   4th Qrtr
_____________________________________________________________________________________________
1994:
Net sales                                         $ 325,355   $ 351,516  $ 346,059  $ 361,867
Gross profit                                         45,725      52,564     50,589     50,533
Net income                                           19,812      24,361     22,754      9,565
Earnings per share                                      .28         .34        .32        .14

1995:
NET SALES                                         $ 359,194   $ 387,297  $ 403,001  $ 405,065
GROSS PROFIT                                         48,334      55,115     58,302     62,396
NET INCOME                                           22,689      28,120     31,050     34,312
EARNINGS PER SHARE                                      .32         .40        .45        .50

MARKET AND DIVIDEND INFORMATION (UNAUDITED)

     The Company's common stock is listed for trading on the New York Stock Exchange. The following table sets forth the range of high and low sales prices of the Unifi Common Stock as reported on the NYSE Composite Tape and the regular cash dividends per share declared by
Unifi during the periods indicated. This information has been adjusted to reflect the stock split described below.
                                                          High          Low        Dividends
____________________________________________________________________________________________
Fiscal year 1993:
    First quarter ended September 27, 1992              $ 26.75       $ 23.59       $ .10
    Second quarter ended December 27, 1992              $ 30.67       $ 23.67       $ .10
    Third quarter ended March 28, 1993                  $ 34.88       $ 27.92       $ .11
    Fourth quarter ended June 27, 1993                  $ 38.38       $ 31.50       $ .11

Fiscal year 1994:
    First quarter ended September 26, 1993              $ 34.13       $ 20.00       $ .14
    Second quarter ended December 26, 1993              $ 27.63       $ 20.88       $ .14
    Third quarter ended March  27, 1994                 $ 27.00       $ 21.75       $ .14
    Fourth quarter ended June 26, 1994                  $ 26.63       $ 20.50       $ .14

FISCAL YEAR 1995:
    FIRST QUARTER ENDED SEPTEMBER 25, 1994              $ 25.50       $ 23.38       $ .10
    SECOND QUARTER ENDED DECEMBER 25, 1994              $ 26.63       $ 23.88       $ .10
    THIRD QUARTER ENDED MARCH 26, 1995                  $ 29.13       $ 25.00       $ .10
    FOURTH QUARTER ENDED JUNE 25, 1995                  $ 27.75       $ 22.63       $ .10

On January 21, 1993, the Company's Board of Directors declared a three-for-two stock dividend in the form of a stock split.

                          EXHIBIT (13 b-1)

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of Unifi, Inc.

    We have audited the accompanying consolidated balance sheets of Unifi, Inc. as of June 25, 1995, and June 26, 1994, and the related consolidated statements of income, changes in shareholders equity, and cash flows for each of the three years in the period ended June 25, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unifi, Inc. at June 25, 1995, and June 26, 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 25, 1995, in conformity with generally accepted accounting principles.


Ernst & Young LLP


Greensboro, North Carolina
July 17, 1995
                                14