Form 10-K, Exhibit 13
period 1996-06-30
UNIFI INC
filed 1996-09-27
CIK 100726

EXHIBIT (13a)


CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)                       June 30, 1996      June 25, 1995

ASSETS:

Current assets:
   Cash and cash equivalents                    $    24,473       $     60,350
   Short-term investments                            ---                85,844
   Receivables                                      199,361            209,432
   Inventories                                      132,946            139,378
   Other current assets                               5,095              8,017
                                                ___________       ____________
   Total current assets                             361,875            503,021

Property, plant and equipment:
   Land                                               6,249              5,865
   Buildings & air conditioning                     212,581            203,114
   Machinery and equipment                          659,678            631,470
   Other                                            148,620             69,934
                                                ___________       ____________
                                                  1,027,128            910,383
Less:accumulated depreciation                       477,752            394,168
                                                ___________       ____________
                                                    549,376            516,215
Other noncurrent assets                              39,833             21,666
                                                ___________       ____________
                                                $   951,084       $  1,040,902
LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities:
   Accounts payable                             $   110,107       $    100,165
   Accrued expenses                                  39,895             54,338
   Income taxes                                      15,651             15,161
                                                ___________       ____________
   Total current liabilities                        165,653            169,664
                                                ___________       ____________
Long-term debt                                      170,000            230,000
                                                ___________       ____________
Deferred income taxes                                32,225             37,736
                                                ___________       ____________
Shareholders' equity:
   Common stock                                       6,483              6,714
   Capital in excess of par val.                     62,255            117,277
   Retained earnings                                512,253            473,962
   Cumulative translation adj.                        2,215              4,415
   Unrealized gains (losses)
     on certain investments                         ---                  1,134
                                                ___________       ____________
                                                    583,206            603,502
                                                ___________       ____________
                                                $   951,084       $  1,040,902
                                                ___________       ____________


The accompanying notes are an integral part of the financial statements.



                              Page 14

CONSOLIDATED STATEMENTS OF INCOME



(Amounts in thousands,           June 30, 1996  June 25, 1995  June 26, 1994
 except per share data)

Net sales                          $ 1,603,280    $1,554,557     $1,384,797
                                   ___________    __________     __________
Costs and expenses:
   Cost of sales                     1,407,608     1,330,410      1,185,386
   Selling, general and
     administrative expense             45,084        43,116         40,429
   Interest expense                     14,593        15,452         18,241
   Interest income                      (6,757)      (10,372)        (8,290)
   Other income                         (4,390)       (9,659)        (1,238)
   Non-recurring charge                 23,826         ---           13,433
                                   ___________    __________     __________
                                     1,479,964     1,368,947      1,247,961
                                   ___________    __________      _________

Income before income taxes             123,316       185,610        136,836
   and extraordinary item
Provision for income taxes              44,939        69,439         60,344
                                   ___________    __________     __________
Income before extraordinary
   item                                 78,377       116,171         76,492
                                   ___________    __________     __________
Extraordinary item (net of
   applicable income taxes
   of $3,692)                            5,898          ---            ---
                                   ___________    __________     __________
Net income                         $    72,479    $  116,171     $   76,492
                                   ___________    __________     __________
Per share data:
   Primary earnings per share:
   Income before
     extraordinary item            $      1.18    $     1.67     $     1.08
   Extraordinary item                      .09          ---           ---
                                   ___________    __________     __________
   Net income                      $      1.09    $     1.67     $     1.08
                                   ___________    __________     __________
   Fully diluted net               $      1.09    $     1.62     $     1.08
     income per share
                                   ___________    __________     __________


The accompanying notes are an integral part of the financial statements.













                                       Page 15

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Amounts in thousands, except per share data)

                                    Cap in Ex-           Cumul     Unrlzd Gns
                    Shares   Com     cess of   Retained  Transl    (Losses) on
                    Outsdg   Stk     ParVal    Earnings  Adj       Cert Invtmts

Bal Jun 27, 1993    70,340   $7,034  $196,133   $348,821  $(5,515)  $ (920)
                    ______   ______  ________   ________  ________  _______

Purchase of stk       (98)      (10)  (2,051)       ---      ---      ---
Options exer.d        191        19      899        ---      ---      ---
Cash dividends---
$.56 per share        ---       ---      ---     (39,053)    ---      ---
Net contributions
and tax benefits
from (to) S Corp
shareholders          ---       ---    4,562        (372)    ---      ---
Currency trans-       ---       ---      ---        ---     2,455     ---
lation adjs
Change in unrealzd
gains(losses) on
certain invmts        ---       ---      ---        ---      ---        28
Net income            ---       ---      ---      76,492     ---      ---
Reclass of S Corp
net earnings to
capital in excess
of par value          ---       ---       416       (416)    ---      ---
                    ______    ______  ________  ________  _______   _______
Bal Jun 26, 1994    70,433     7,043  199,959    385,472   (3,060)    (892)
                    ______    ______  ________  ________  _______   _______
Purch. of stk.      (3,362)     (336) (83,414)      ---      ---      ---
Options exer.d          69         7      732       ---      ---      ---
Cash dividends---
$.40 per share        ---       ---      ---     (27,681)    ---      ---
Currency trans-
lation adjs           ---       ---      ---        ---     7,475     ---
Change in unrealzd
gains(losses) on
certain invtmts       ---       ---      ---        ---      ---     2,026
Net income            ---       ---      ---     116,171     ---      ---
                    ______    ______  ________  ________  ________  ________
Bal Jun 25, 1995    67,140    6,714   117,277    473,962    4,415    1,134
                   _______    ______  ________  ________  ________  ________
Purch. of stk.      (2,347)    (235)  (55,315)      ---      ---      ---
Options exer.d          36        4       242       ---      ---      ---
Conversion of 6%
subord.d notes           2      ---        51       ---      ---      ---
Cash dividends---
$.52 per share        ---       ---       ---   (34,188)     ---      ---
Currency trans-
lation adjs           ---       ---      ---        ---    (2,200)    ---
Change in unrealzd
gains(losses) on
certain invtmts       ---       ---      ---        ---      ---    (1,134)
Net income            ---       ---      ---     72,479      ---      ---
                   _______    ______  ________ ________  ________  ________
Bal Jun 30, 1996    64,831    $6,483  $62,255  $512,253  $  2,215  $  ---
                   _______    ______  ________ ________  ________  ________

The accompanying notes are an integral part of the financial statements.
                                      Page 16
CONSOLIDATED STATEMENTS OF CASH FLOWS


(Amounts in thousands)              June 30, 1996  June 25, 1995  June 26, 1994

Cash and cash equivalents
 at beginning of year                  $ 60,350       $ 80,653       $ 76,093

Operating activities:
Net income                               72,479        116,171         76,492
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Extraordinary item (net of applicable
  income taxes)                           5,898          -              -
Income tax effect of extraordinary
  item                                    3,692          -              -
Depreciation and amortization            81,889         75,805         70,116
Non-cash portion of non-recurring
  charge                                 21,750          -             13,433
Gain on sale of investments              (4,476)        (6,697)         -
Provision for deferred income
  taxes                                  (4,795)         7,505          6,939
Other                                     4,263         (2,316)        (1,492)
Changes in assets and liabilities,
  excluding effects of acquisition
  and foreign currency adjustments:
Receivables                               9,428        (11,665)           374
Inventories                              13,640        (42,751)         4,921
Other current assets                        987             27           (272)
Payables and accruals                    (3,789)        19,804        (31,118)
Income taxes                                490           (542)        (8,605)
                                       _________      _________      _________
Net-operating activities                201,456        155,341        130,788
                                       _________      _________      _________
Investing activities:
Capital expenditures                   (133,967)       (88,941)      (104,672)
Purchase of investments                 (60,474)       (93,671)      (151,565)
Acquisition                             (48,444)         -              -
Sale of capital assets                    2,290          3,479          3,611
Sale of investments                     149,015         94,379        198,855
Sale of subsidiary                        -             13,798          -
Proceeds from notes receivable           11,444          5,311          -
Other                                     -                  3           (423)
                                       _________      _________      _________
Net-investing activities                (80,136)       (65,642)       (54,194)
                                       _________      _________      _________
Financing activities:
Borrowing of long-term debt             225,000          -              -
Repayments of long-term debt           (284,949)         -            (32,221)
Premium paid on early retirement
  of debt                                (7,657)         -              -
Issuance of Company stock                   246            739            898
Purchase and retirement of
  Company stock                         (55,550)       (83,750)        (2,061)
Cash dividends paid                     (34,188)       (27,681)       (39,053)
                                       _________      _________      _________
Net-financing activities               (157,098)      (110,692)       (72,437)
                                       _________      _________      _________
Currency translation adjustment             (99)           690            403
                                       _________      _________      _________
Net increase (decrease) in cash
  and cash equivalents                  (35,877)       (20,303)         4,560

                                       _________      _________      _________
Cash and cash equivalents
  at end of year                       $ 24,473       $ 60,350       $ 80,653
                                      _________      _________      _________

Cash paid during the year:
Interest                               $ 18,520       $ 14,777       $ 17,487
Income taxes                             38,427         61,495         61,653
Non-cash investing and
  financing activities:
Assets acquired by issuance
  of debt                              $  -           $  -           $  7,453
Note receivable obtained from
  sale of an affiliat                     -             10,436          -
Redemption of 6% convertible
  subordinated notes                      1,983          -              -



The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1
______
ACCOUNTING POLICIES AND FINANCIAL STATEMENT INFORMATION

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and all subsidiaries. The accounts of all foreign subsidiaries have been included on the basis of fiscal periods ended three months or less prior to the dates of the consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated.

FISCAL YEAR: The Company's fiscal year is the fifty-two or fifty-three weeks ending the last Sunday in June. The current year ended June 30, 1996, consists of fifty-three weeks. The years ended June 25, 1995, and June 26, 1994, consist of fifty-two weeks.

RECLASSIFICATION: The Company has reclassified the presentation of certain prior year information to conform with the current presentation format.

REVENUE RECOGNITION: Substantially all revenue from sales is recognized at the time shipments are made.

FOREIGN CURRENCY TRANSLATION: Assets and liabilities of foreign subsidiaries are translated at year-end rates of exchange and revenues and expenses are translated at the average rates of exchange for the year. Gains and losses resulting from translation are accumulated in a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the subsidiary's functional currency) are included in net income.

CASH AND CASH EQUIVALENTS: Cash equivalents are defined as short-term investments having an original maturity of three months or less.

SHORT-TERM INVESTMENTS: Short-term investments at June 25, 1995, were comprised primarily of high-quality, highly-liquid, marketable securities with original maturities greater than three months. These investments were classified as available-for-sale securities and were carried at fair market value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.

RECEIVABLES: Certain customer accounts receivable are factored without recourse with respect to credit risk. An allowance for losses is provided for accounts not factored based on a periodic review of the accounts. Reserve for such losses was $6.6 million at June 30, 1996, and $6.5 million at June
25, 1995.

INVENTORIES: The Company utilizes the last-in, first-out (LIFO) method for valuing certain inventories representing 63% of all inventories at June 30, 1996, and the first-in first-out (FIFO) method for all other inventories. Inventory values computed by the LIFO method are lower than current market values. Inventories valued at current or replacement cost would have been approximately $13.1 million and $10.3 million in excess of the LIFO valuation at June 30, 1996, and June 25, 1995, respectively. Finished goods, work in process, and raw materials and supplies at June 30, 1996, and June 25, 1995, amounted to $60.4 million and $66.1 million; $13.3 million and $14.3 million; and $59.2 million and $59.0 million, respectively.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is computed for asset groups primarily utilizing the straight-line method for financial reporting and accelerated methods for tax reporting.

OTHER ASSETS: Other assets at June 30, 1996, consist primarily of the cash surrender value of key executive life insurance policies, long-term notes receivable, deferred debt expense associated with debt acquired in the current fiscal year and goodwill related to current year acquisitions. The deferred debt expense and goodwill are being amortized on a straight-line method over periods ranging from five to fifteen years. Accumulated amortization at June 30, 1996, was $1.4 million. In the prior year, other assets were also comprised of marketable equity securities with a fair market value of $0.3 million. Deferred debt expense associated with the convertible subordinated notes included in other assets at June 25, 1995, was written off as part of the extraordinary charge recorded in fiscal 1996 in conjunction with the debt redemption described in Note 4.

LONG-LIVED ASSETS: In March 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived
Assets to be Disposed Of," (SFAS 121), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS 121 in the first quarter of 1996. There was no cumulative effect on the Company's financial statements from the initial adoption of SFAS 121; however, the accounting principles described in this statement were utilized in estimating the non-recurring charge discussed in Note 3.

INCOME TAXES: The Company and its domestic subsidiaries file a consolidated federal income tax return. Income tax expense is computed on the basis of transactions entering into pretax operating results. Deferred income taxes have been provided for the tax effect of temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. Income taxes have not been provided on the undistributed earnings of certain foreign subsidiaries as such earnings are deemed to be permanently invested.

EARNINGS PER SHARE: Earnings per common and common equivalent share are computed on the basis of the weighted average number of common shares outstanding plus, to the extent applicable, common stock equivalents. Average common and common equivalent shares for primary earnings per share were 66,211,344, 69,542,155 and 71,020,075 for fiscal years 1996, 1995 and
1994, respectively. Fully diluted earnings per share amounts are based on 72,422,047, 77,302,035 and 71,026,610 shares for 1996, 1995 and 1994, respectively. The effect of the convertible subordinated notes was antidilutive for the fiscal years 1996 and 1994. The convertible subordinated notes were redeemed in the fourth quarter of the current year.

STOCK-BASED COMPENSATION: In October 1995, the FASB issued Statement No. 123, "Stock-Based Compensation," (SFAS 123). SFAS 123 becomes effective beginning with the Company's first quarter of fiscal year 1997, and will not have a material effect on the Company's financial position or results of operations. Upon adoption of SFAS 123, the Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and will provide pro forma disclosures of net income and earnings per share as if the fair value-based method prescribed by SFAS 123 had been applied in measuring compensation expense.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2
______
ACQUISITION

   The acquisition of the Norlina Division of Glen Raven Mills, Inc. was consummated on November 17, 1995. The acquisition, which is not deemed significant to the Company's consolidated net assets or the results of operations, has been accounted for as a purchase and accordingly, the net assets and operations have been included in the Company's consolidated financial statements beginning on the date the acquisition was consummated. The purchase price of $48.4 million was allocated to the net assets acquired with the excess of cost over fair value of the net assets acquired being approximately $33.7 million. The excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over 15 years.

NOTE 3
______
NON-RECURRING CHARGE

   During the fiscal 1996 first quarter, the Company recognized a non-recurring charge to earnings of $23.8 million ($14.9 million after-tax or $0.23 per share) related to restructuring plans to further reduce the Company's cost structure and improve productivity through the consolidation of certain manufacturing operations and the disposition of underutilized assets. The restructuring plan focused on the consolidation of production facilities acquired via mergers during the preceding four years. As part of the restructuring action, the Company closed its spun cotton manufacturing facilities in Edenton and Mount Pleasant, North Carolina with the majority of the manufacturing production being transferred to other facilities. The significant components of the non-recurring charge include $2.4 million of severance and other employee-related costs from the termination of employees and a $21.4 million write-down to estimated fair value less the cost of disposal of underutilized assets and consolidated facilities to be disposed. Costs associated with the relocation of equipment or personnel are being expensed as incurred.

   In connection with the plan of restructuring and corporate consolidation, the Company has incurred as of June 30, 1996, severance and other employee-related costs of $1.7 million associated with the termination of 275 employees. Additionally, the Company has charged against the reserve costs incurred associated with the plant closures of $ 0.6 million and losses incurred from the disposal of assets of $7.4 million. The Company anticipates that all significant aspects of the consolidation plan associated with the termination of employees will be accomplished by September 1996. However, the ultimate disposal of equipment and facilities may take longer due to current market conditions and the physical locations of the properties. The balance sheet at June 30, 1996, reflects primarily in property, plant and equipment, the net book value of the remaining assets to be disposed amounting to approximately $17.9 million net of the anticipated losses to be sustained of $13.4 million. The resulting net carrying value of the remaining assets to be disposed is equivalent to the expected recoveries of $4.5 million.

   In the fiscal 1994 fourth quarter, the Company recorded a non-recurring charge of $13.4 million ($14.1 million after-tax or $0.20 per share) related to the sale of the Company's investment in its wholly-owned French subsidiary, Unifi Texturing, S.A. (UTSA), and the Company's decision to exit the European nylon market. Of the non-recurring charge, $3.1 million relates to the loss from the sale of UTSA, $8.8 million relates to the write-off of goodwill and other intangibles associated with the Company's European nylon operations and $1.5 million relates to the write-down of nylon production equipment and inventories. The sale was consummated during the first fiscal quarter of 1995. Net cash proceeds from the sale totaled $13.8 million, excluding $4.1 million of cash remitted to the Company from UTSA coincident with the sale. The results of operations of UTSA were not significant to the consolidated Company.

NOTE 4
______
EXTRAORDINARY CHARGE

   During the fourth quarter of the current year, the Company recognized an extraordinary after-tax charge of $5.9 million or $0.09 per share as a result of the redemption of the $230 million in 6% convertible subordinated notes due 2002. The notes were redeemed at 103.33% of principal amount, with accrued interest to the date of redemption.

NOTE 5
______
LONG-TERM DEBT

   A summary of long-term debt follows:


(Amounts in thousands)             June 30, 1996       June 25, 1995

Revolving credit facility            $ 170,000             ---
6% convertible subordinated
  notes due March 15, 2002               ---             $ 230,000

   The Company entered a $400 million revolving credit facility dated April 15, 1996, with a group of financial institutions that extends through April 15, 2001. The rate of interest charged is adjusted quarterly based on a pricing grid which is a function of the ratio of the Company's debt to earnings before income taxes, depreciation, amortization and other non-cash charges.
The credit facility provides the Company the option of borrowing at a spread over the base rate (as defined) or the Adjusted London Interbank Offered Rate (LIBOR). The weighted average interest rate for the period ended June 30, 1996, was 5.63%. The Company pays a quarterly facility fee ranging from 0.090% - 0.150%, in accordance with the pricing grid, of the total amount available under the revolving credit facility.

   The revolving credit facility also provides the Company the option to borrow funds competitively from the individual lenders, at their discretion, provided that the sum of the competitive bid loans and the aggregate funds committed under the revolving credit facility do not exceed the total committed amount. The revolving credit facility allows the Company to reduce the outstanding commitment in whole or in part upon satisfactory notice up to an amount no less than the sum of the aggregate competitive bid loans and the total committed loans. Any such partial terminations are permanent. The Company may also elect to prepay loans in whole or in part. Amounts paid in accordance with this provision may be reborrowed.

   The terms of the revolving credit facility contain, among other provisions, requirements for maintaining certain net worth and other financial ratios and specific limits or restrictions on additional indebtedness, liens and merger activity. Provisions under this agreement are not considered restrictive to normal operations or anticipated stockholder dividends.

   The 6% convertible subordinated notes due March 15, 2002, were redeemed in the fourth quarter of the current fiscal year utilizing the proceeds of the $400 million revolving credit facility. The Company recorded an extraordinary after-tax charge for the early retirement of debt of $5.9 million or $0.09 per share. In accordance with the debt agreement, the note holders had an option to convert their notes at a conversion rate of 33.7 shares of common stock for each $1,000 principal amount of notes. Notes aggregating $51,000 were converted into 1,718 shares of common stock in accordance with this provision. The remaining notes, totaling $229.9 million, were redeemed at 103.33% of principal amount, with accrued interest to the date of redemption.

   The fair value of the Company's long-term debt at June 30, 1996, approximates its carrying value.

NOTE 6
______
INCOME TAXES

   The provision for income taxes before extraordinary item consisted of the following:


(Amounts in thousands)         June 30,     June 25,       June 26,
                                  1996         1995           1994

Currently payable:
   Federal                     $42,289      $51,597        $45,878
   State                         6,953        9,501          7,009
   Foreign                         492          836            518
                               _______      _______        _______
   Total current                49,734       61,934         53,405
                               _______      _______        _______

Deferred:
   Federal                      (4,080)       6,643          6,389
   State                          (604)         983            835
   Foreign                        (111)        (121)          (285)
                               ________     ________       ________
   Total deferred               (4,795)       7,505          6,939
                               ________     ________       ________
Income taxes before
  extraordinary item           $44,939      $69,439        $60,344


   Income taxes were 36.4%, 37.4% and 44.1% of pretax earnings in fiscal 1996, 1995 and 1994, respectively. A reconciliation of the provision for income taxes before extraordinary item with the amounts obtained by applying the federal statutory tax rate is as follows:

                               June 30,     June 25,       June 26,
                                  1996         1995           1994

Federal statutory tax rate        35.0%        35.0%          35.0%
State income taxes net of
  federal tax benefit              3.3          3.1            3.6
Foreign taxes less than domestic
  rate                            (0.8)        (0.7)          (0.2)
Foreign Sales Corporation
  tax benefit                     (0.9)        (0.6)          (0.5)
Research and experimentation
  credit                          (0.6)         ---            ---
Nondeductible expenses and
  other                            0.4          0.6            6.2
                                  _____        _____          _____
Effective tax rate                36.4%        37.4%          44.1%


   The deferred income taxes reflect the net tax effects of temporary differences between the bases of assets and liabilities for financial reporting purposes and their bases for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of June 30, 1996, and June 25, 1995, were as follows:


(Amounts in thousands)                   June 30,        June 25,
                                            1996            1995

Deferred tax liabilities:
   Property, plant and equipment         $43,172         $51,359
   Other items                               324           1,596
                                         _______         _______
Total deferred tax liabilities            43,496          52,955
                                         _______         _______

Deferred tax assets:
   Accrued liabilities and
     valuation reserves                    6,683           9,207
   Other items                             4,588           6,012
                                         _______         _______
Total deferred tax assets                 11,271          15,219
                                         _______         _______

Net deferred tax liabilities             $32,225         $37,736


NOTE 7
______
COMMON STOCK

   Shares authorized were 500 million in 1996 and 1995. Common shares outstanding at June 30, 1996, and June 25, 1995, were 64,831,366 and 67,140,005, respectively.

   The Company has Incentive Stock Option Plans with 1,915,561 shares reserved at June 30, 1996. There remain 122,183 options available for grant at year end. The transactions for 1996, 1995 and 1994 were as follows:

                                      1996           1995           1994

Shrs under option---beginng of yr   1,739,968      1,122,694      1,305,095
Granted                               165,500        773,317        176,500
Exercised                             (55,500)       (68,110)      (189,890)
Canceled (from $10.19 to $24.38)      (56,590)       (87,933)      (169,011)
                                   ___________    ___________    ___________
Shrs under option---end of yr       1,793,378      1,739,968      1,122,694
                                   ___________    ___________    ___________
Opts exercisable---end of yr        1,687,018      1,328,900      1,067,055
                                   ____________  ____________   ____________
Option price range                 $3.80-$25.38  $3.80-$25.25   $1.62-$24.67
                                   ____________  ____________   ____________
Option price range for
  options exercised                $10.19-$24.67 $10.19-$23.88  $1.62-$24.67
                                   _____________ _____________  ____________

   The Company also has a Non-Qualified Stock Option Plan with 702,935 shares reserved at June 30, 1996. There remain 9,416 options available for grant at year end. Transactions for 1996, 1995 and 1994 were as follows:


                                      1996            1995          1994

Shrs under option---beginng of yr     738,519        331,033        330,000
Granted                                  ---         408,519          2,065
Exercised                                ---          (1,033)        (1,032)
Canceled ($25.83)                     (45,000)         ---             ---
                                   ___________    ___________    ___________
Shrs under option---end of yr         693,519        738,519        331,033
                                   ___________    ___________    ___________
Opts exercisable---end of yr          693,519        338,519        331,033
                                   ___________    ___________    ___________
Option price range                 $23.88-$25.83  $10.57-$25.83  $10.57-25.83
                                   _____________  _____________  ____________
Option price range for
  options exercised                                  $ 10.57        $ 10.57
                                                     _______        _______

   Additionally, the Company has granted in fiscal 1996 non-qualified stock options on 195,000 shares, subject to shareholder approval of the 1996 Non-Qualified Stock Option Plan at the annual meeting of shareholders to be held October 24, 1996.

NOTE 8
______
RETIREMENT PLANS

   The Company has a qualified profit-sharing plan, which provides benefits for eligible salaried and hourly employees. The annual contribution to the plan, which is at the discretion of the Board of Directors, amounted to $17.0 million in 1996, $17.0 million in 1995 and $15.8 million in 1994. The Company leases its corporate office building from its profit-sharing plan through an independent trustee.

NOTE 9
______
LEASES, COMMITMENTS AND CONCENTRATIONS OF CREDIT RISK

   The Company is obligated under operating leases consisting primarily of real estate and equipment. Future obligations for minimum rentals under the leases during fiscal years after June 30, 1996, are $4.5 million in 1997, $4.7 million in 1998, $4.1 million in 1999, $4.0 million in 2000, and $4.1 million in 2001.

   Rental expense was $4.4 million, $3.7 million and $3.2 million for the fiscal years 1996, 1995 and 1994, respectively.

   The Company had committed approximately $59.5 million for the purchase of equipment and facilities at June 30, 1996.

   The Company had sales to one customer of approximately 12% in 1996, 11% in 1995 and 12% in 1994.

   The concentration of credit risk for the Company with respect to trade receivables is mitigated due to the large number of customers, dispersion across different industries and its factoring arrangements.

NOTE 10
_______
BUSINESS SEGMENTS AND FOREIGN OPERATIONS

   The Company and its subsidiaries are engaged predominantly in the processing of yarns by: texturing of synthetic filament polyester and nylon fiber, and spinning of cotton and cotton blend fibers with sales domestically and internationally, mostly to knitters and weavers for the apparel, industrial, hosiery, home furnishing, automotive upholstery and other end-use markets.

   The Company's foreign operations are comprised primarily of its manufacturing facility in Ireland along with its Foreign Sales Corporation and had net sales of $282.7 million, $231.1 million and $178.5 million; pretax income, before the non-recurring charge in 1994, of $8.9 million, $10.4 million and $4.4 million; and identifiable assets of $150.9 million, $129.9 million and $132.0 million in 1996, 1995 and 1994, respectively.

NOTE 11
_______
DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

   The Company enters into commodity futures contracts as considered appropriate to reduce the risk of future price increases in connection with the purchase of cotton for projected manufacturing requirements. These forward contracts are accounted for as hedges and, accordingly, gains and losses are deferred and recognized in cost of sales as a component of the product cost. At June 30, 1996, and June 25, 1995, there were no significant futures contracts outstanding.

   The Company conducts its business in various foreign currencies. As a result, it is subject to the transaction exposure that arises from foreign exchange rate movements between the dates that foreign currency transactions are recorded (export sales and purchases) and the dates they are consummated (cash receipts and cash disbursements in foreign currencies). The Company utilizes some natural hedging to mitigate these transaction exposures. The Company also enters into foreign currency forward contracts for the purchase and sale of European, Canadian and other currencies to hedge balance sheet and income statement currency exposures. These contracts are principally entered into for the purchase of inventory and equipment and sale of Company products into export markets. Counterparties for these instruments are major financial institutions. The Company does not engage in speculative or trading derivative activities. At June 30, 1996, and June 25, 1995, the U.S. dollar equivalent of the contract value of these forward currency exchange agreements was $21.6 million and $7.3 million, respectively. The agreements at June 30, 1996, mature through June 1997. Gains and losses on these contracts are deferred and generally recognized as offsets to losses and gains on the foreign currency denominated receivables and payables, thereby reducing exchange rate risk.

   The following methods were used by the Company in estimating its fair value disclosures for financial instruments:

   CASH AND CASH EQUIVALENTS, TRADE RECEIVABLES AND TRADE PAYABLES---The carrying amounts approximate fair value because of the short maturity of these instruments.

   SHORT-TERM INVESTMENTS---The fair value of these instruments are based on quoted market prices.

   LONG-TERM DEBT---The fair value of the Company's borrowings is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

   FOREIGN CURRENCY CONTRACTS---The fair value is based on quotes obtained from brokers or reference to publicly available market information. As of June 30, 1996, and June 25, 1995, the fair value of foreign currency forward contracts approximated contract value.

   COMMODITY FUTURES CONTRACTS---The fair value is based on quotes obtained from brokers.

MANAGEMENT'S REVIEW AND ANALYSIS OF OPERATIONS AND FINANCIAL POSITION

FISCAL 1996

   Consolidated net sales increased 3.1% from $1.555 billion in 1995 to $1.603 billion in 1996. The growth in net sales was accomplished by a 6.4% increase in per unit average sales price slightly offset by a decline in unit volume of 3.1%. The decline in unit volume corresponds with the general softness experienced by the retail sector during the current year.

   Our domestic operations experienced an overall decline in unit volume of 6.2% in 1996. Average per unit sales price for these operations increased approximately 7.5% during this period reflecting a change in product mix to lower-volume, higher-priced products and in response to increased raw material costs. Domestic polyester texturing capacity will increase through the 1997 fiscal year as the Company's construction of a new texturing plant in Yadkinville, North Carolina comes on line.

   Sales growth of 45.4% in our international operations reflects increased capacity due to expansion and higher average unit sales prices. Sales from foreign operations are denominated in local currencies and are hedged in part by the purchase of raw materials and services in those same currencies. The net asset exposure is hedged by borrowings in local currencies which minimize the risk of currency fluctuations. In addition, currency exchange rate risk is mitigated by the utilization of foreign currency forward contracts.

   Cost of goods sold as a percentage of net sales increased from 85.6% last year to 87.8% this year. On a per unit basis, increases in raw material, packaging and manufacturing costs and depreciation expense together with reduced unit volume offset the effect of higher average sales prices.

   Selling, general and administrative expenses as a percentage of net sales in 1996 remained consistent with the prior year at 2.8%. On a dollar basis, selling, general and administrative expenses increased 4.6% from $43.1 million in 1995 to $45.1 million in 1996. This increase primarily reflects our ongoing efforts to enhance our information systems to improve the operating performance throughout the Company and the level of service to our customers.

   Interest expense declined $0.9 million or 5.6%, from $15.5 million in 1995 to $14.6 million in 1996. In the fourth quarter of the current year the $230 million of 6% convertible subordinated notes were redeemed. The redemption was funded by the proceeds from a $400 million, five-year revolving credit facility, which resulted in a lower effective interest rate than the convertible notes. The decrease in the interest rate in combination with the reduction in the debt level to $170 million at June 30, 1996, contributed to the decline in interest expense. Interest income declined from $10.4 million in 1995 to $6.8 million in 1996. This change reflects lower levels of invested funds which were used for capital expenditures, acquisitions, long-term debt extinguishment and the purchase and retirement of Company common stock. Other income declined $5.3 million from $9.7 million in 1995 to $4.4 million in 1996. In the prior year, gains were recognized from the sale of equity affiliates and capital assets in excess of current year gains from the sale of short-term investments and capital assets.

   In the first quarter of the current year, the Company recorded a non-recurring charge of $23.8 million, or an after-tax charge to earnings of $14.9 million ($0.23 per share). The significant components of the non-recurring charge included $2.4 million of severance and other employee-related costs ($1.7 million incurred through June 30, 1996, associated with the termination of 275 employees) and a $21.4 million write-down to estimated fair value less the cost of disposal of underutilized or consolidated assets ($7.4 million realized as of June 30, 1996). The charge resulted from the plan to restructure and further reduce the Company's cost structure and improve productivity through the consolidation of certain manufacturing facilities and the disposition of underutilized assets. As part of the restructuring plan, the Company has closed, effective November 17, 1995, the spun yarn manufacturing facilities in Edenton and Mount Pleasant, North
Carolina.   The Company anticipates no material differences in charges remaining compared to its original estimates.

   The effective tax rate has decreased from 37.4% in 1995 to 36.4% in 1996.
The decline in the effective tax rate is attributed to the increase in earnings of foreign subsidiaries taxed at rates below the domestic rate and increased federal tax benefits of the Company's Foreign Sales Corporation and research and experimentation tax credits.

   During the fourth quarter of the current year, the Company recognized an extraordinary after-tax charge of $5.9 million or $0.09 per share as a result of the premium paid for the early retirement of the $230 million of 6% convertible subordinated notes due 2002.

   As a result of the above, the Company realized during the current year net income of $72.5 million, or $1.09 per share compared to corresponding totals in the prior year of $116.2 million or $1.67 per share. Before the effects of the non-recurring and the extraordinary charges recognized in the current year, the Company had net earnings of $93.3 million, or $1.41 per share.

   In March 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," (SFAS 121). The Company adopted SFAS 121 in the first quarter of 1996. There was no cumulative effect on the Company's financial statements from the initial adoption of SFAS 121; however, the accounting principles described in this statement were utilized in estimating the above described non-recurring charge.

   In October 1995, the FASB issued Statement No. 123, "Stock Based Compensation," (SFAS 123). SFAS 123 becomes effective beginning with the Company's first quarter of fiscal 1997, and will not have a material effect on the Company's financial position or results of operations. Upon adoption of SFAS 123, the Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25 "Accounting for Stock Issued to Employees."

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

   Our domestic operations experienced increased sales volume of approximately 12.4% during 1995 with significant gains noted in natural polyester and spun yarn products. Domestic volume growth was achieved primarily through capacity expansions, acquisitions and ongoing modernization projects. Domestic polyester texturing productive capacity will be increased throughout the 1996 fiscal year as the Company continues with a modernization project in process in its Reidsville, North Carolina facility and completes construction of a new texturing plant in Yadkinville, North Carolina.

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

LIQUIDITY AND CAPITAL RESOURCES

   Cash provided by operations continues to be the Company's primary source of funds to finance operating needs and capital expenditures. Cash generated from operations increased to $201.5 million for fiscal 1996 compared to $155.3 million for fiscal 1995. This improvement was achieved through the improved management of working capital and increases in non-cash items including depreciation and amortization, which increased $6.1 million during fiscal 1996. Additionally, $21.8 million of the non-recurring charge of $23.8 million recognized in 1996 for the restructuring and consolidation of certain manufacturing facilities represented non-cash items.

   Working capital levels are more than adequate to meet the operating requirements of the Company. We ended the current year with working capital of $196.2 million which included cash and cash equivalents of $24.5 million. Cash and short-term investments have decreased $121.7 million since June 25, 1995, resulting primarily from the utilization of existing cash to fund the costs of acquisitions, capital expansions, long-term debt extinguishment and the purchase and retirement of Company common stock.

   The Company utilized $80.1 million and $157.1 million for net investing and financing activities, respectively, during the year ended June 30, 1996. Significant expenditures during fiscal 1996 included $182.4 million for capacity expansions, upgrades and acquisitions, $34.2 million for the payment of the Company's cash dividends, $60.0 million for the net retirement of long-term debt, and $55.6 million for the purchase and retirement of Company common stock.

   On October 21, 1993, the Board of Directors authorized Management to repurchase up to 15 million shares of Unifi's common stock from time to time at such prices as Management feels advisable and in the best interest of the Company. Through June 30, 1996, 5.8 million shares have been repurchased at a total cost of $141.4 million pursuant to this Board authorization.

   At June 30, 1996, the Company has committed approximately $59.5 million for the purchase and upgrade of equipment and facilities, which is scheduled to be expended during fiscal years 1997 and 1998. A significant component of these committed funds as well as a major component of year to date capital expenditures is the continuing construction of a highly automated, state-of-the-art texturing facility in Yadkinville, North Carolina. We have reached approximately one-fourth of productive capacity in this texturing facility which is scheduled for completion in fiscal 1997.

   On April 18, 1996, the Board of Directors approved Unifi's entrance into polyester fiber production in the United States. The facility, to be located in Yadkinville, North Carolina will be capable of producing approximately 150 million pounds of polyester fiber or one-third of the Company's annual domestic need. Expected start-up is in 1998. This new productive capacity will support continued growth opportunities in textured polyester and will increase the Company's long-term competitiveness. The cost of the equipment and the facilities is currently being negotiated and is not included in the $59.5 million commitment identified in the preceding paragraph.

   In the fourth quarter of the current year, the Company redeemed its $230 million in 6% convertible subordinated notes utilizing proceeds from a $400 million, five-year revolving credit facility. The combination of the interest rate environment together with the value of its common stock offered the Company an opportunity to replace the subordinated notes with bank debt and simultaneously address the potential dilution of its earnings from conversion of the notes to common stock. At June 30, 1996, the outstanding balance of the revolving credit facility was $170 million. The remaining balance of the revolving credit facility is available to be used for future capital expenditures, stock repurchases, acquisitions and general corporate purposes.

   Management believes the current financial position of the Company in connection with its operations and its access to debt and equity markets are sufficient to meet anticipated capital expenditure, strategic acquisition, working capital and other financial needs.

SUMMARY OF SELECTED FINANCIAL DATA

(Amts in
thousands,
except per
shr data)    Jun 30,1996 Jun 25,1995  Jun 26,1994 Jun 27,1993  Jun 28,1992


Summary of
Earnings:

Net sales    $1,603,280  $1,554,557   $1,384,797  $1,405,651   $1,322,910
Cost of
 sales          1,407,608    1,330,410   1,185,386    1,141,126   1,090,611
Gross
 profit         195,672     224,147      199,411     264,525      232,299
Selling,
 general
 and admn        45,084      43,116       40,429      38,484       38,530
Interest
 expense         14,593      15,452       18,241      25,785       16,756
Interest
 income          (6,757)    (10,372)      (8,290)    (13,537)      (5,306)
Other
 income          (4,390)     (9,659)      (1,238)     (5,775)      (1,598)
Non-recurr-
 ing chrg        23,826        ---        13,433        ---          ---
Merger
 expenses          ---         ---          ---         ---        24,805
Inc before inc
 taxes and
 extraordnry
 item             123,316      185,610     136,836      219,568     159,112
Provision
 for inc
 taxes             44,939       69,439      60,344       82,924      62,263
Inc before
 extraordnry
 item              78,377      116,171      76,492      136,644      96,849
Extraordnry
 item               5,898         ---         ---          ---         ---
Net inc          72,479     116,171       76,492     136,644       96,849


Per Shr of
Common Stk:
Inc before
 extraordnry
 item          $     1.18   $     1.67  $     1.08   $     1.93  $     1.38
Extraordnry
 item                 .09         ---         ---          ---         ---
Net inc            1.09        1.67         1.08        1.93         1.38
Cash
 divids             .52         .40          .56         .42          .36

Fin Data:
Working
capital      $  196,222  $  333,357   $  304,274  $  320,215   $  389,826
Gross prop,
plant and
equipmt       1,027,128     910,383      848,637     750,552      640,963
Total
 assets         951,084   1,040,902    1,003,252   1,017,449      989,404
Long-term
 debt             170,000      230,000     230,000      250,241     328,685
Sharehldrs'
 equity         583,206     603,502      588,522     545,553      463,043


QUARTERLY RESULTS (Unaudited)
_____________________________

Quarterly financial data for the years ended June 30, 1996, and June 25, 1995, is presented below:

(Amounts in
 thousands,
 except per
 share data)   First Quarter  Second Quarter    Third Quarter  Fourth Quarter


1995:
Net sales         $359,194       $387,297         $403,001       $405,065
Gross profit        48,334         55,115           58,302         62,396
Net income          22,689         28,120           31,050         34,312
Earnings per shr       .32            .40              .45            .50


1996:
Net sales         $387,369       $401,437         $375,509       $438,965
Gross profit        44,929         49,255           45,544         55,944
Income before
 extraordnry
 item                  6,767         24,118           20,747         26,745
Extraordnry
 item                   ---            ---              ---           5,898
Net income             6,767         24,118           20,747         20,847
Income before
 extraordnry
 item per shr          .10            .36              .32            .40
Earnings per shr       .10            .36              .32            .32

MARKET AND DIVIDEND INFORMATION (Unaudited)
___________________________________________

   The Company's common stock is listed for trading on the New York Stock Exchange.
The following table sets forth the range of high and low sales prices of the Unifi Common Stock as reported on the NYSE Composite Tape and the regular cash dividends per share declared by Unifi during the periods indicated.

                                            High           Low        Dividends
Fiscal year 1994:

  First quarter ended September 26, 1993   $34.13         $20.00         $.14
  Second quarter ended December 26, 1993   $27.63         $20.88         $.14
  Third quarter ended March  27, 1994      $27.00         $21.75         $.14
  Fourth quarter ended June 26, 1994       $26.63         $20.50         $.14


Fiscal year 1995:

  First quarter ended September 25, 1994   $25.50         $23.38         $.10
  Second quarter ended December 25, 1994   $26.63         $23.88         $.10
  Third quarter ended March 26, 1995       $29.13         $25.00         $.10
  Fourth quarter ended June 25, 1995       $27.75         $22.63         $.10

Fiscal year 1996:

  First quarter ended September 24, 1995   $26.63         $23.50         $.13
  Second quarter ended December 24, 1995   $25.00         $21.88         $.13
  Third quarter ended March 24, 1996       $25.75         $21.25         $.13
  Fourth quarter ended June 30, 1996       $28.50         $23.00         $.13