Form 10-K, Exhibit 13
period 1996-06-30
UNIFI INC
filed 1996-09-27
CIK 100726

EXHIBIT (13b-1)



REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders of Unifi, Inc.

          We have audited the accompanying consolidated balance sheets of Unifi, Inc. as of June 30, 1996, and June 25, 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

          In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unifi, Inc. at June 30, 1996, and June 25, 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Greensboro, North Carolina
July 16, 1996



                              Page 13