Form 10-K, Exhibit 13
period 1997-06-29
UNIFI INC
filed 1997-09-26
CIK 100726

EXHIBIT (13a)


CONSOLIDATED BALANCE SHEETS


(Amounts in thousands)
                                                                      June 29, 1997       June 30, 1996

ASSETS:
Current assets:
  Cash and cash equivalents                                            $    9,514         $   24,473
  Receivables                                                             224,233            199,361
  Inventories                                                             142,263            132,946
  Other current assets                                                      3,688              5,095
                                                                        ------------      -----------
    Total current assets                                                  379,698            361,875
                                                                        ------------      -----------
Property, plant and equipment:
  Land                                                                      6,836              6,249
  Buildings and air conditioning                                          216,441            212,581
  Machinery and equipment                                                 739,599            659,678
  Other                                                                   184,272            148,620
                                                                        ------------      -----------
                                                                        1,147,148          1,027,128
  Less: accumulated depreciation                                          548,775            477,752
                                                                        ------------      -----------
                                                                          598,373            549,376
Other noncurrent assets                                                    40,632             39,833
                                                                        ------------      -----------
                                                                       $1,018,703         $  951,084
                                                                       ===========        ===========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                                                     $  119,623         $  110,107
  Accrued expenses                                                         35,854             39,895
  Income taxes                                                              6,887             15,651
  Current maturities of long-term debt                                      1,189                 --
                                                                       ----------         ----------
    Total current liabilities                                             163,553            165,653
                                                                       ----------         ----------
Long-term debt                                                            255,799            170,000
                                                                       ----------         ----------
Deferred income taxes                                                      50,820             32,225
                                                                       ----------         ----------
Shareholders' equity:
  Common stock                                                              6,121              6,483
  Capital in excess of par value                                               --             62,255
  Retained earnings                                                       545,099            512,253
  Cumulative translation adjustment                                        (2,689)             2,215
                                                                       -----------        ----------
                                                                          548,531            583,206
                                                                       -----------        ----------
                                                                       $1,018,703         $  951,084
                                                                       ===========        ==========



    The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF INCOME



(Amounts in thousands, except per share data)    June 29,1997         JUNE 30, 1996         June 25, 1995

Net sales                                      $    1,704,926        $    1,603,280        $    1,554,557
                                               --------------        --------------        --------------
Costs and expenses:
  Cost of sales                                    1,473,667            1,407,608            1,330,410
  Selling, general and administrative expense         46,229               45,084               43,116
  Interest expense                                    11,749               14,593               15,452
  Interest income                                     (2,219)              (6,757)             (10,372)
  Other income                                         1,218               (4,390)              (9,659)
  Non-recurring charge                                    --               23,826                   --
                                               --------------         ------------         -------------
                                                   1,530,644            1,479,964            1,368,947
                                               --------------         ------------         -------------
Income before income taxes and extraordinary
  item                                               174,282              123,316              185,610
Provision for income taxes                            58,617               44,939               69,439
                                               -------------           -----------         ------------
Income before extraordinary item                     115,665               78,377              116,171
                                               -------------            ----------         ------------
Extraordinary item (net of applicable income
  taxes of $3,692)                                        --                5,898                   --
                                               -------------            ----------         ------------

Net income                                        $  115,665           $   72,479           $  116,171
                                               =============           ===========         ============
Per share data:
  Primary earnings per share:
    Income before extraordinary item              $     1.81           $     1.18           $     1.67
    Extraordinary item                                    --                  .09                   --
                                               -------------           -----------         ------------
    Net income                                    $     1.81           $     1.09           $     1.67
                                               =============           ===========         ============
  Fully diluted net income per share              $     1.81           $     1.09           $     1.62
                                               =============           ===========         ============


The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                                  Unrealized
                                                                                                      Gains
                                                                                                   (Losses)
                                                          Capital in                  Cumulative         on
(Amounts in thousands,            Shares      Common      Excess of    Retained       Translation   Certain
except per share data)            Outstanding  Stock      Par Value    Earnings       Adjustment Investments

Balance June 26, 1994              70,433    $ 7,043     $ 199,959    $385,472     $   (3,060)     $    (892)
                                  =======    =======     =========    ========     ===========     ==========

  Purchase of stock               (3,362)       (336)    (83,414)         --            --            --
  Options exercised                   69           7         732          --            --            --
  Cash dividends --
    $.40 per share                    --          --          --     (27,681)           --            --
  Currency translation
    adjustments                       --          --          --          --         7,475            --
  Change in unrealized gains
    (losses) on certain
    investments                       --          --          --          --            --         2,026
  Net income                          --          --          --     116,171            --            --
                                 -------      ------    --------    --------        -------
Balance June 25, 1995             67,140       6,714     117,277     473,962         4,415         1,134
                                 =======      ======    ========    ========        =======        ======

  Purchase of stock               (2,347)       (235)    (55,315)         --            --            --
  Options exercised                   36           4         242          --            --            --
  Conversion of 6%
    subordinated notes                 2          --          51          --            --            --
  Cash dividends --
    $.52 per share                    --          --          --     (34,188)           --            --
  Currency translation
    adjustments                       --          --          --          --        (2,200)           --
  Change in unrealized gains
    (losses) on certain
    investments                       --          --          --          --            --        (1,134)
  Net income                          --          --          --      72,479            --            --
                                 -------      ------     -------    --------       --------       -------
Balance June 30, 1996             64,831       6,483      62,255     512,253         2,215            --
                                 =======      ======     =======    ========       ========       ========


  Purchase of stock               (3,901)       (390)    (64,786)    (55,824)           --            --
  Options exercised                  280          28       2,531      (1,404)           --            --
  Stock option tax benefit            --          --          --       2,307            --            --
  Cash dividends --
    $.44 per share                    --          --          --     (27,898)           --            --
  Currency translation
    adjustments                       --          --          --          --        (4,904)           --
  Net income                          --          --          --     115,665            --            --
                                  ------      ------     -------    --------        --------       -----
Balance June 29, 1997             61,210      $6,121     $    --    $545,099        $(2,689)       $  --
                                  ======      ======     =======    ========        ========       =====


     The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS



(Amounts in thousands)                                    June 29, 1997    June 30, 1996    June 25, 1995

Cash and cash equivalents at beginning of year            $     24,473   $     60,350      $   80,653
Operating activities:
  Net income                                                   115,665         72,479         116,171
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Extraordinary item (net of applicable income taxes)             --          5,898              --
    Income tax effect of extraordinary item                         --          3,692              --
    Depreciation and amortization                               87,899         81,889          75,805
    Non-cash portion of non-recurring charge                        --         23,826              --
    Gain on sale of investments                                     --         (4,476)         (6,697)
    Deferred income taxes                                       17,157         (4,795)          7,505
    Other                                                          314          4,263          (2,316)
    Changes in assets and liabilities, excluding effects
      of acquisition and foreign currency adjustments:
      Receivables                                              (26,441)         9,428         (11,665)
      Inventories                                              (10,032)        13,640         (42,751)
      Other current assets                                        (462)           987              27
      Payables and accruals                                      9,260         (5,865)         19,804
      Income taxes                                              (9,524)           490            (542)
                                                            -----------     ----------      ----------
  Net -- operating activities                                  183,836        201,456         155,341
                                                            -----------     ----------      ----------

Investing activities:
  Capital expenditures                                        (143,176)      (133,967)        (88,941)
  Purchase of investments                                           --        (60,474)        (93,671)
  Acquisition                                                       --        (48,444)             --
  Sale of capital assets                                         3,046          2,290           3,479
  Sale of investments                                               --        149,015          94,379
  Sale of subsidiary                                                --             --          13,798
  Proceeds from notes receivable                                   768         11,444           5,311
  Other                                                         (2,250)            --               3
                                                            -----------     ----------       ---------
  Net -- investing activities                                 (141,612)       (80,136)        (65,642)
                                                            -----------     ----------       ---------
Financing activities:
  Borrowing of long-term debt                                  187,500        225,000              --
  Repayments of long-term debt                                (100,513)      (284,949)             --
  Premium paid on early retirement of debt                          --         (7,657)             --
  Issuance of Company stock                                      3,462            246             739
  Stock option tax benefit                                       2,307             --              --
  Purchase and retirement of Company stock                    (121,000)       (55,550)        (83,750)
  Cash dividends paid                                          (27,898)       (34,188)        (27,681)
                                                            -----------     ----------      ----------
  Net -- financing activities                                  (56,142)      (157,098)       (110,692)
                                                            -----------     ----------      ----------
Currency translation adjustment                                 (1,041)           (99)            690
                                                            -----------     ----------      ----------
Net increase (decrease) in cash and cash equivalents           (14,959)       (35,877)        (20,303)
                                                            -----------     ----------      ---------
Cash and cash equivalents at end of year                     $   9,514      $  24,473       $  60,350
                                                            ===========     ==========      ==========
Supplemental cash flow information:
  Cash payments for:
    Interest, net of amounts capitalized                     $  12,064      $  18,520       $  14,777
    Income taxes, net of refunds                                45,726         38,427          61,495
  Non-cash investing and financing activities:
    Note receivable obtained from sale of an affiliate       $      --      $      --       $  10,436
    Redemption of 6% convertible subordinated notes                 --          1,983              --


The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1     ACCOUNTING POLICIES AND FINANCIAL STATEMENT INFORMATION

   PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and all subsidiaries. The accounts of all foreign subsidiaries have been included on the basis of fiscal periods ended three months or less prior to the dates of the consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated.

   FISCAL YEAR: The Company's fiscal year is the fifty-two or fifty-three weeks ending the last Sunday in June. The current year ended June 29, 1997, consisted of fifty-two weeks. The year ended June 30, 1996, consisted of fifty-three weeks and the year ended June 25, 1995, consisted of fifty-two weeks.

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

   RECEIVABLES: Certain customer accounts receivable are factored without recourse with respect to credit risk. An allowance for losses is provided for known and potential losses rising from yarn quality claims and for customers not factored based on a periodic review of these accounts. Reserve for such losses was $5.5 million at June 29, 1997, and $6.6 million at June 30, 1996.

  INVENTORIES: The Company utilizes the last-in, first-out (LIFO) method for valuing certain inventories representing 61% of all inventories at June 29, 1997, and the first-in, first-out (FIFO) method for all other inventories. Inventory values computed by the LIFO method are lower than current market values. Inventories valued at current or replacement cost would have been approximately $13.9 million and $13.1 million in excess of the LIFO valuation at June 29, 1997, and June 30, 1996, respectively. Finished goods, work in process, and raw materials and supplies at June 29, 1997, and June 30, 1996, amounted to $72.0 million and $60.4 million; $11.8 million and $13.3 million; and $58.5 million and $59.2 million, respectively.

   PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is computed for asset groups primarily utilizing the straight-line method for financial reporting and accelerated methods for tax reporting.

   OTHER NONCURRENT ASSETS: Other noncurrent assets at June 29, 1997, and June 30, 1996, consist primarily of the cash surrender value of key executive life insurance policies ($6.5 million and $6.0 million, respectively), and goodwill related to acquisitions ($32.1 million and $32.5 million, respectively).
The goodwill is being amortized on a straight-line method over a fifteen year period. Accumulated amortization at June 29, 1997, was $3.7 million.

   LONG-LIVED ASSETS: Long-lived assets, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

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

   EARNINGS PER SHARE: Earnings per common and common equivalent share are computed on the basis of the weighted average number of common shares outstanding plus, to the extent applicable, common stock equivalents. Average common and common equivalent shares for primary earnings per share were 63,935,335, 66,211,344 and 69,542,155 for fiscal years 1997, 1996 and 1995, respectively. Fully diluted earnings per share amounts are based on 64,008,751, 66,251,444 and 77,302,035 shares for 1997, 1996 and 1995, respectively. The effect of the convertible subordinated notes, which were redeemed in the fourth quarter of the prior year, was antidilutive for the fiscal year 1996. Accordingly, fully diluted weighted average shares have been reported consistent with the primary weighted average shares with respect to these notes.

   STOCK-BASED COMPENSATION: In October 1995, the FASB issued Statement No. 123, "Stock-Based Compensation," (SFAS 123). SFAS 123 was effective beginning with the Company's first quarter of fiscal year 1997. With adoption of SFAS 123, the Company continues to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Had the fair value-based method encouraged by SFAS 123 been applied in measuring compensation expense, net income in fiscal 1997 and 1996 would have been $115.1 million, or $1.80 per share, and $70.1 million, or $1.06 per share, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   The fair value amounts utilized in the previous paragraph were determined using the Black Scholes option-pricing model which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments, and the risk-free interest rate over the expected life of the option. The maximum term of the option (10 years) was used as the expected life of the option. The expected volatility was estimated based on stock prices for the twenty-six quarters preceding the grant date. The dividend yield was calculated by averaging the historical dividend yield over the prior four fiscal years. The risk-free interest rate was the rate available on zero coupon
U.S. government issues with a term equal to the remaining term for each grant. The effects of applying SFAS 123 on the proforma disclosure of net income and earnings per share are not likely representative of the effects on future years due to the vesting schedule associated with certain grants which span over several fiscal years.

   RECENT ACCOUNTING PRONOUNCEMENTS: In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," (SFAS 125). SFAS 125 became effective for transfers and servicing of financial assets and extinguishments of liabilities beginning with the Company's third quarter of fiscal 1997. The adoption of this Standard did not and is not expected to impact the Company's consolidated results of operations, financial position or cash flows.

   In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," (SFAS 128) which is required to be adopted in the December 1997 fiscal quarter. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The Company has determined that the impact of SFAS 128 will not have a significant effect on the calculation of basic and diluted earnings per share.

   USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.



NOTE 2          ACQUISITION

   The acquisition of the Norlina Division of Glen Raven Mills, Inc. was consummated on November 17, 1995. The acquisition, which is not deemed significant to the Company's consolidated net assets or the results of operations, has been accounted for as a purchase and accordingly, the net assets and operations have been included in the Company's consolidated financial statements beginning on the date the acquisition was consummated. The purchase price of $48.4 million was allocated to the net assets acquired with the excess of cost over fair value of the net assets acquired being approximately $35.7 million after giving effect to all purchase adjustments. The excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over 15 years.


NOTE 3          NON-RECURRING CHARGE

   During the fiscal 1996 first quarter, the Company recognized a non-recurring charge to earnings of $23.8 million ($14.9 million after-tax or $0.23 per share) related to restructuring plans to further reduce the Company's cost structure and improve productivity through the consolidation of certain manufacturing operations and the disposition of under-utilized assets. The restructuring plan focused on the consolidation of production facilities acquired via mergers during the preceding four years. As part of the restructuring action, the Company closed its spun cotton manufacturing facilities in Edenton and Mount Pleasant, North Carolina with the majority of the manufacturing production being transferred to other facilities. The significant components of the non-recurring charge include $2.4 million of severance and other employee-related costs from the termination of employees and a $21.4 million write-down to estimated fair value less the cost of disposal of under-utilized assets and consolidated facilities to be disposed. Costs associated with the relocation of equipment or personnel are being expensed as incurred.

   In connection with the plan of restructuring and corporate consolidation, the Company has incurred as of June 29, 1997, severance and other employee-related costs of $2.0 million associated with the termination of 574 employees. All aspects of the consolidation plan associated with the termination of employees has been accomplished. The remaining reserve of $0.4 million associated with severance and other employee related costs has been reclassified to the reserve for estimated losses from the disposal of assets and consolidated facilities. Through June 29, 1997, the Company has charged $16.9 million against the reserve established for anticipated losses from the disposal of under-utilized assets and consolidated facilities. The remaining reserve at June 29, 1997, amounts to $4.9 million. The Company has completed the majority of these restructuring efforts and anticipates no material differences in actual charges compared to its original estimates.


NOTE 4          EXTRAORDINARY CHARGE

   During the fiscal 1996 fourth quarter, the Company recognized an extraordinary after-tax charge of $5.9 million or $0.09 per share as a result of the redemption of the $230 million in 6% convertible subordinated notes due 2002. In accordance with the debt agreement, the note holders had an option to convert their notes at a conversion rate of 33.7 shares of common stock for each $1,000 principal amount of notes. Notes aggregating $51,000 were converted into 1,718 shares of common stock in accordance with this provision. The remaining notes, totaling $229.9 million, were redeemed at 103.33% of principal amount, with accrued interest to the date of redemption.


NOTE 5          LONG-TERM DEBT

   A summary of long-term debt follows:

                                      June 29,    June 30,
(Amounts in thousands)                    1997        1996
----------------------------------------------------------

Revolving credit facility             $230,000    $170,000
Sale-leaseback obligation               26,988          --
                                      --------    --------
    Total debt                         256,988     170,000
Current maturities                       1,189          --
                                      --------    --------
    Total long-term debt              $255,799    $170,000
                                      ========    ========


   The Company entered a $400 million revolving credit facility dated April 15, 1996, with a group of financial institutions that extends through April 15, 2001. The rate of interest charged is adjusted quarterly based on a pricing grid which is a function of the ratio of the Company's debt to earnings before income taxes, depreciation, amortization and other non-cash charges. The credit facility provides the Company the option of borrowing at a spread over the base rate (as defined) for base rate loans or the Adjusted London Interbank Offered Rate (LIBOR) for Eurodollar loans. The weighted average interest rates for the fiscal year 1997 and the period from inception of the revolving credit facility to June 30, 1996, were 5.75% and 5.63%, respectively. Interest capitalized during fiscal 1997 was $0.9 million. The Company pays a quarterly facility fee ranging from 0.090%-0.150%, in accordance with the pricing grid, of the total amount available under the revolving credit facility. At June 29, 1997, the interest rate on the $230.0 million of debt outstanding was 5.87%.

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

   On May 20, 1997, the Company entered into a sales-leaseback agreement with a financial institution whereby land, buildings and associated real and personal property improvements of certain manufacturing facilities were sold to the financial institution and will be leased by the Company over a sixteen year period. Sales proceeds aggregated $27.5 million. The terms of the agreement provide for an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


early purchase option at the end of year nine. If the agreement has not been terminated before the end of the lease term, by exercising the early purchase option or otherwise, the Company is required to purchase the leased properties at the end of the lease term for an amount equal to the fair market value as defined in the agreement. This transaction has been recorded as a direct financing arrangement. Payments are due semi-annually and are in varying amounts in accordance with the agreement. Principal payments required in years one through five following the fiscal year end June 29, 1997, are $1.2 million in 1998, $0.7 million in 1999, $0.7 million in 2000, $0.8 million in 2001 and $0.8 million in 2002. The interest rate implicit in the agreement is 7.84%.

   The fair value of the Company's long-term debt at June 29, 1997, approximates its carrying value.


NOTE 6          INCOME TAXES

   The provision for income taxes before extraordinary items consisted of the following:

                                   June       June       June
                                    29,        30,        25,
(Amounts in thousands)             1997       1996       1995
--------------------------------------------------------------

Currently payable:
    Federal                     $34,235    $42,289    $51,597
    State                         6,074      6,953      9,501
    Foreign                       1,151        492        836
                                -------    -------    -------
    Total current                41,460     49,734     61,934
                                --------   --------   --------
Deferred:
    Federal                      18,929     (4,080)     6,643
    State                        (1,994)      (604)       983
    Foreign                         222       (111)      (121)
                                --------   --------   --------
    Total deferred               17,157     (4,795)     7,505
                                --------   --------   --------
Income taxes before
  extraordinary item            $58,617    $44,939    $69,439
                                ========   ========   =======


   Income taxes were 33.6%, 36.4% and 37.4% of pretax earnings in fiscal 1997, 1996 and 1995, respectively. A reconciliation of the provision for income taxes before extraordinary items with the amounts obtained by applying the federal statutory tax rate is as follows:


                                June 29,    June 30,    June 25,
                                    1997        1996        1995


Federal statutory tax rate       35.0 %       35.0 %     35.0 %
State income taxes net of
  federal tax benefit             3.2          3.3        3.1
State tax credits net of
  federal
  tax benefit                    (1.7)          --         --
Foreign taxes less than
  domestic rate                  (1.8)        (0.8)      (0.7)
Foreign Sales Corporation tax
  benefit                        (0.5)        (0.9)      (0.6)
Research and experimentation
  credit                           --         (0.6)        --
Nondeductible expenses
  and other                      (0.6)         0.4        0.6
                                -------      -------     ------
Effective tax rate               33.6 %       36.4 %     37.4 %
                                =======      =======     ======


   The deferred income taxes reflect the net tax effects of temporary differences between the bases of assets and liabilities for financial reporting purposes and their bases for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of June 29, 1997, and June 30, 1996, were as follows:


                                         June 29,  June 30,
(Amounts in thousands)                    1997       1996
------------------------------------------------------------

Deferred tax liabilities:
    Property, plant and equipment       $62,899    $43,172
    Other items                              --        324
                                        -------    -------
    Total deferred tax liabilities       62,899     43,496
                                        -------    -------
Deferred tax assets:
    Accrued liabilities and valuation
      reserves                            4,421      6,683
    State tax credits                     2,963         --
    Other items                           4,695      4,588
                                        -------    -------
    Total deferred tax assets            12,079     11,271
                                        -------    -------
Net deferred tax liabilities            $50,820    $32,225
                                        =======    =======

NOTE 7          COMMON STOCK

   Shares authorized were 500 million in 1997 and 1996. Common shares outstanding at June 29, 1997, and June 30, 1996, were 61,209,588 and 64,831,366, respectively.

   The Company has Incentive Stock Option Plans with 2,446,591 shares reserved at June 29, 1997. There remain 1,000,000 options available for grant at year end. The transactions for 1997, 1996 and 1995 were as follows:



                            1997            1996            1995
-------------------------------------------------------------------

Shares under
 option -- beginning
 of year                 1,793,378       1,739,968       1,122,694
Granted                         --         165,500         773,317
Exercised (1997 --
 $9.79)                   (346,787)        (55,500)        (68,110)
Canceled (from
 $10.19 to $24.38)              --         (56,590)        (87,933)
                      -------------    ------------   -------------
Shares under
 option -- end of
 year                    1,446,591       1,793,378       1,739,968
                      =============   =============   =============
Options
 exercisable -- end
 of year                 1,446,591       1,687,018       1,328,900
                      =============   =============    =============
Option price range    $4.80-$25.38    $3.80-$25.38     $3.80-$25.25
                      =============   =============    =============
Option price range
 for options
 exercised            $3.80-$25.38   $10.19-$24.67    $10.19-$23.88
                      =============  ==============   ==============


   The Company also has a Non-Qualified Stock Option Plan with 1,693,519 shares reserved at June 29, 1997. There remain 534,500 options available for grant at year end. Transactions for 1997, 1996 and 1995 were as follows:


                              1997            1996            1995
-------------------------------------------------------------------

Shares under
 option --
 beginning of year         693,519         738,519         331,033
Granted (1997 --
 $28.64)                   465,500              --         408,519
Exercised                       --              --          (1,033)
Canceled ($25.83)               --         (45,000)             --
                      -------------    ------------    -------------
Shares under
 option --
 end of year             1,159,019         693,519         738,519
                     ==============    =============   =============
Options
 exercisable -- end
 of year                   888,519         693,519         338,519
                     ==============   =============    =============
Option price range   $23.88-$31.00    $23.88-$25.83    $10.57-$25.83
                     ==============   =============    =============
Option price range for
 options exercised                                          $10.57
                                                       ==============


   All options granted vest on the date of issuance except for 270,500 non-qualified options awarded in fiscal 1997 which have a two-year vesting schedule. The first one-third are exercisable as of October 17, 1997. The remaining two-thirds are exercisable one-third on April 17, 1998, and one-third on April 17, 1999.

   The per-share weighted average fair value of options granted during the 1997 fiscal year was $13.32. The weighted average exercise price of options outstanding at June 29, 1997, was $23.50 per share. The weighted average remaining contractual life for options outstanding at June 29, 1997, was 6.6 years.


NOTE 8          RETIREMENT PLANS

   The Company has a qualified profit-sharing plan, which provides benefits for eligible salaried and hourly employees. The annual contribution to the plan, which is at the discretion of the Board of Directors, amounted to $17.0 million in each of 1997, 1996 and 1995. The Company leases its corporate office building from its profit-sharing plan through an independent trustee.


NOTE 9          LEASES AND COMMITMENTS

   In addition to the direct financing sales-leaseback obligation described in note 5 above, the Company is obligated under operating leases consisting primarily of real estate and equipment. Future obligations for minimum rentals under the leases during fiscal years after June 29, 1997, are $5.0 million in 1998, $4.1 million in 1999, $4.0 million in 2000, $4.1 million in 2001 and $0.6 million in 2002. Rental expense was $5.0 million, $4.4 million and $3.7 million for the fiscal years 1997, 1996 and 1995, respectively. The Company had committed approximately $220.0 million for the purchase of equipment and facilities at June 29, 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10     BUSINESS SEGMENTS, FOREIGN OPERATIONS AND CONCENTRATIONS OF
            CREDIT RISK

   The Company and its subsidiaries are engaged predominantly in the processing of yarns by: texturing of synthetic filament polyester and nylon fiber, and spinning of cotton and cotton blend fibers with sales domestically and internationally, mostly to knitters and weavers for the apparel, industrial, hosiery, home furnishing, automotive upholstery and other end-use markets.

   The Company's domestic operations serve customers principally located in the southeastern United States as well as international customers located primarily in North America, western Europe, and South America. During fiscal 1997 the Company did not have sales to any one customer in excess of 10% of consolidated revenues. The Company had sales to one customer of approximately 12% in 1996 and 11% in 1995. Export sales, excluding those to its international operations in Ireland, aggregated $203.8 million in 1997, $173.1 million in 1996 and $138.3 million in 1995. Net sales, pre-tax income from operations and identifiable assets for the Company's domestic operations for 1997, 1996 and 1995 totaled $1,564.8 billion, $1,474.0 billion and $1,466.1 billion; $161.6 million, $119.3 million and $179.7 million; and $906.5 million, $833.5 million and $948.4 million, respectively.

   The Company's foreign operations are comprised primarily of its manufacturing facility in Ireland and had net sales of $140.1 million, $129.3 million and $88.5 million; pretax income of $12.7 million, $4.0 million and $5.9 million; and identifiable assets of $112.2 million, $117.6 million and $92.5 million in 1997, 1996 and 1995, respectively.

   The concentration of credit risk for the Company with respect to trade receivables is mitigated due to the large number of customers, dispersion across different industries and geographic regions and its factoring arrangements.


NOTE 11     DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL
            INSTRUMENTS

   The Company enters into commodity futures contracts as considered appropriate to reduce the risk of future price increases in connection with the purchase of cotton for projected manufacturing requirements. These forward contracts are accounted for as hedges and, accordingly, gains and losses are deferred and recognized in cost of sales as a component of the product cost. At June 29, 1997, and June 30, 1996, there were no significant futures contracts outstanding.

   The Company conducts its business in various foreign currencies. As a result, it is subject to the transaction exposure that arises from foreign exchange rate movements between the dates that foreign currency transactions are recorded (export sales and purchases) and the dates they are consummated (cash receipts and cash disbursements in foreign currencies). The Company utilizes some natural hedging to mitigate these transaction exposures. The Company also enters into currency forward contracts to hedge currency exposures. These contracts are principally entered into for the purchase of inventory and equipment and the sale of Company products into export markets. Counter-parties for these instruments are major financial institutions.

   Currency forward contracts are entered to hedge exposure for sales in foreign currencies based on specific sales orders with customers or by estimated sales activity for a future time period. Generally, 60-80% of the sales value of these orders are covered by forward contracts. Maturity dates of the forward contracts attempt to match anticipated receivable collections. The Company marks the outstanding accounts receivable and forward contracts to market at month end and any realized and unrealized gains or losses are recorded as other income and expenses. At June 29, 1997, the fair market value of the forward contracts exceeded contract value by approximately $171 thousand.

   The Company also enters currency forward contracts for committed equipment and inventory purchases. Generally 50-75% of the asset cost is covered by forward contracts. Forward contracts are matched with the anticipated date of delivery of the assets and gains and losses are recorded as a component of the asset cost. At June 29, 1997, there were approximately $2.4 million in unrecognized gains on such forward contracts. At June 29, 1997, and June 30, 1996, the U.S. dollar equivalent of the contract value of these forward currency exchange agreements was $64.4 million and $21.6 million, respectively. The agreements at June 29, 1997, mature through June 1999.

   The following methods were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash and cash equivalents, trade receivables and trade payables -- The carrying amounts approximate fair value because of the short maturity of these instruments.

   Long-term debt -- The fair value of the Company's borrowings is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

   Foreign currency contracts -- The fair value is based on quotes obtained from brokers or reference to publicly available market information.

   Commodity futures contracts -- The fair value is based on quotes obtained from brokers.


NOTE 12         SUBSEQUENT EVENTS

   On June 30, 1997, the Company entered into a Contribution Agreement (the "Agreement") with Parkdale Mills, Inc. ("Parkdale") that set forth the terms and conditions by which Parkdale and the Company contributed all of the assets of their spun cotton yarn operations utilizing open-end and air jet spinning technologies to a newly created limited liability company named Parkdale America, LLC (the "LLC"). In accordance with the Agreement, each entity's inventory, owned real and tangible personal property and improvements thereon and the Company's leased real property associated with these operations were contributed to the LLC. Additionally, the Company contributed $32.9 million in cash to the LLC on June 30, 1997, and is required to contribute $10.0 million on June 30, 1998, and $10.0 million on June 30, 1999, whereas Parkdale contributed cash of $51.6 million on June 30, 1997. The LLC assumed certain long-term debt obligations of Unifi and Parkdale in the amounts of $23.5 million and $46.0 million, respectively. In exchange for the assets contributed to the LLC and the liabilities assumed by the LLC, Unifi received a 34% ownership interest in the LLC and Parkdale received a 66% ownership in the LLC.

   The following proforma condensed balance sheet reflects the Company's investment in Parkdale America, LLC as if the transaction was consummated as of June 29, 1997:

                                      (Amounts in thousands)


Assets:
  Current assets                                $  348,963
  Property, plant and equipment, net               464,473
  Investment in affiliate                          181,119
  Other noncurrent assets                           40,632
                                                ----------
                                                $1,035,187
                                                ==========

Liabilities and Shareholders' Equity:
  Current liabilities                           $  163,804
  Due to LLC                                        20,000
  Long-term debt                                   255,732
  Deferred income taxes                             47,120
  Shareholders' equity                             548,531
                                                ----------
                                                $1,035,187
                                                ==========

   On June 30, 1997, the excess of the Company's investment over the Company's equity in the underlying net assets of the LLC is estimated to be approximately $60 million, which we anticipate amortizing on a straight-line basis over 30 years. Fiscal year 1997 sales from the Company's spun cotton operations contributed to the LLC amounted to $304.3 million.

MANAGEMENT'S REVIEW AND ANALYSIS OF OPERATIONS AN FINANCIAL POSITION


FISCAL 1997

   Consolidated net sales increased 6.3% from $1.603 billion in 1996 to $1.705 billion in 1997. The current fiscal year included fifty-two weeks compared to the previous year's fifty-three weeks. Growth in net sales was achieved by a 7.2% increase in unit volume offset slightly by a modest decline in per unit average sales prices.

   Domestically, unit volumes increased 6.3% while average per unit sales prices remained stable. Increased unit volumes were experienced across all of our sales-yarn operations. Fiscal 1997 unit sales growth benefited from phased-in production of our new polyester texturing facility in Yadkinville, North Carolina, which was substantially completed at year end, and from realizing a full year's sales activity after purchasing the texturing operations of Glen Raven Mills, Inc.'s Norlina Division in November 1995. In addition, growth in export sales was experienced year-over-year contributing to the increase in unit volume.

   Internationally, increased unit growth was offset by lower per unit average sales prices resulting in a net 8.3% increase in sales. Sales from foreign operations are denominated in local currencies and are hedged in part by the purchases of raw materials and services in those same currencies. As described in Note 11 to the consolidated financial statements, currency exchange rate risk is mitigated by the utilization of foreign currency forward contracts. Additionally, the net asset exposure is hedged by borrowings in local currencies which minimize the risk of currency fluctuations. We do not enter into derivative financial instruments for trading purposes.

   Gross margin increased from 12.2% last year to 13.6% this year. The increased gross margin of 1.4% reflects lower operating costs due to improved efficiency and volume increases and raw material cost reductions based on product mix, as a percentage of net sales.

   Selling, general and administrative expense as a percentage of net sales decreased from 2.8% last year to 2.7% this year. On a dollar-basis, selling, general and administrative expense increased $1.1 million to $46.2 million, or 2.5%. Increased selling, general and administrative expenses are primarily attributable to higher information systems' costs and professional fees associated with various technology and corporate reengineering improvement efforts.

   Interest expense declined $2.8 million or 19.5%, from $14.6 million in 1996 to $11.7 million in 1997. In the fourth quarter of the prior year, $230 million of 6% convertible subordinated notes were redeemed utilizing the proceeds from a $400 million, five year, revolving credit facility. The effective interest rate of the revolving credit facility has remained below the convertible debt interest rate and the average debt level outstanding throughout fiscal 1997 has also been lower than the prior year resulting in reduced interest expense. Interest income declined from $6.8 million in 1996 to $2.2 million in 1997. This change reflects lower levels of invested funds which were primarily used for capital expenditures and the purchase and retirement of Company common stock.

   Net other income and expense changed unfavorably by $5.6 million from $4.4 million of income in 1996 to $1.2 million of expense in 1997. In the prior year, gains were recorded from the sale of capital assets and investments.

   In the first quarter of fiscal 1996, the Company announced restructuring plans to further reduce the Company's cost structure and improve productivity through the consolidation of certain manufacturing operations and the disposition of under-utilized assets. The estimated cost of restructuring resulted in a non-recurring charge to earnings of $23.8 million or an after-tax charge to earnings of $14.9 million ($.23 per share). The Company has completed the majority of these restructuring efforts and anticipates no material differences in actual charges compared to its original estimates.

   The effective tax rate decreased from 36.4% in 1996 to 33.6% in 1997. The improvement in the effective tax rate is primarily due to the realization of state tax credits during the current year and the improved operating results of foreign subsidiaries which are taxed at rates below those of U.S. operations.

   As a result of the above, the Company realized during the current year net income of $115.7 million, or $1.81 per share, compared to $72.5 million, or $1.09 per share, for the corresponding prior fiscal year. Before the effects of the non-recurring and the extraordinary charges recognized in the prior year, earnings would have been $93.3 million or $1.41 per share.

   As described in Note 12 to the consolidated financial statements, on June 30, 1997, the Company entered into a Contribution Agreement (the "Agreement") with Parkdale Mills, Inc. ("Parkdale") that set forth the terms and conditions by which Parkdale and the Company contributed all of the assets of their spun cotton yarn operations utilizing open-end and air jet spinning technologies to a newly created limited liability company named Parkdale America, LLC (the "LLC"). The Agreement specified that each entity's inventory, owned real and tangible personal property and improvements thereon and the Company's leased real property associated with these operations were to be contributed to the LLC. Additionally, the Company contributed cash to the LLC of $32.9 million on June 30, 1997, and is committed to contribute cash of $10.0 million on June 30, 1998, and $10.0 million on June 30, 1999, whereas Parkdale contributed cash of $51.6 million on June 30, 1997. The LLC assumed certain long-term debt obligations of the Company and Parkdale in the amounts of $23.5 million and $46.0 million, respectively. In exchange for the assets contributed to the LLC and the liabilities assumed by the LLC, the Company received a 34% ownership interest in the LLC and Parkdale received a 66% ownership interest in the LLC.

   Spun cotton operations contributed to the LLC had net sales of $304.4 million during fiscal year 1997. Management expects that the consolidation of spun cotton operations in the LLC will provide operating efficiencies and economies of scale that should translate to improved operating results for this business which had operating income of $4.7 million in fiscal 1997.

   On August 11, 1997, the Company announced that it had signed a letter of intent to purchase Spanco Yarns, a manufacturer of covered yarns. The purchase is subject to certain conditions and approvals. The acquisition, if consummated, will not be material to the Company's consolidated financial position or results of operations.

   In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," (SFAS 125). SFAS 125 became effective for transfers and servicing of financial assets and extinguishments of liabilities beginning with the Company's third quarter of fiscal 1997. The adoption of this Standard did not and is not expected to impact the Company's consolidated results of operations, financial position or cash flows.

   In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," (SFAS 128) which is required to be adopted in the December 1997 fiscal quarter. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The Company has determined that the impact of SFAS 128 will not have a significant effect on the calculation of basic and diluted earnings per share.

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

   Selling, general and administrative expenses as a percentage of net sales in 1996 remained consistent with the prior year at 2.8%. On a dollar basis, selling, general and administrative expenses increased 4.6% from $43.1 million in 1995 to $45.1 million in 1996. This increase primarily reflects our on going efforts to enhance our information systems to improve the operating performance throughout the Company and the level of service to our customers.

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

   In the first quarter of the current year, the Company recorded a non-recurring charge of $23.8 million, or an after-tax charge to earnings of $14.9 million ($0.23 per share). The significant components of the non-recurring charge included $2.4 million of severance and other employee-related costs ($1.7 million incurred through June 30, 1996, associated with the termination of 275 employees) and a $21.4 million write-down to estimated fair value less the cost of disposal of under-utilized or consolidated assets ($7.4 million realized as of June 30, 1996). The charge resulted from the plan to restructure and further reduce the Company's cost structure and improve productivity through the consolidation of certain manufacturing facilities and the disposition of under-utilized assets. As part of the restructuring plan, the Company has closed, effective November 17, 1995, the spun yarn manufacturing facilities in Edenton and Mount Pleasant, North Carolina.

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


LIQUIDITY AND CAPITAL RESOURCES

   Cash provided by operations continues to be the Company's primary source of funds to finance operating needs and capital expenditures. Cash generated from operations

MANAGEMENT'S REVIEW AND ANALYSIS OF OPERATIONS AN FINANCIAL POSITION

was $183.8 million for fiscal 1997 compared to $201.5 million for fiscal 1996. Increases in working capital reduced cash flow from operating activities by $37.2 million for fiscal 1997. The primary components of the working capital increase, excluding the effects of currency translation, were increases in accounts receivable of $26.4 million, and inventories of $10.0 million and a decrease in income taxes payable of $9.5 million. These amounts were partially offset by an increase in payables and accruals of $9.3 million. The increase in accounts receivable since the fiscal year ended June 30, 1996, is attributable to higher sales volume and, specifically, export sales which comprised a higher percentage of total sales throughout this period. Export sales typically have a longer collection cycle than domestic sales. Non-cash items increased cash provided by operations by $105.4 million of which depreciation and amortization of $87.9 million and the provision for deferred income taxes of $17.2 million were the primary components.

   Working capital levels are more than adequate to meet the operating requirements of the Company. We ended the current year with working capital of $216.1 million which included cash and cash equivalents of $9.5 million. The Company utilized $141.6 million and $56.1 million for net investing and financing activities, respectively, during fiscal 1997. Significant expenditures during fiscal 1997 included $143.2 million of capital expenditures for capacity expansions and upgrading of facilities, $27.9 million for the payment of the Company's cash dividends and $121.0 million for the purchase and retirement of Company common stock. The Company utilized proceeds from net borrowings under its long-term debt agreements of $87.0 million and $7.3 million from other sources to partially offset these cash expenditures.

   On October 21, 1993, the Board of Directors authorized Management to repurchase up to 15 million shares of Unifi's common stock from time to time at such prices as Management feels advisable and in the best interest of the Company. Through June 29, 1997, 9.7 million shares have been repurchased at a total cost of $262.2 million including 3.9 million shares repurchased in fiscal 1997 pursuant to this Board authorization.

   At June 29, 1997, the Company has committed approximately $220.0 million for the purchase, construction and upgrade of equipment and facilities, which is scheduled to be incurred during fiscal years 1998 and 1999. Estimated costs associated with the construction of our previously announced polyester fiber production facility are included in the $220.0 million commitment. In addition, the Company has begun construction of a new nylon texturing and covering facility in Madison, North Carolina. This plant will replace existing capacity and allow for additional expansion. Certain construction and auxiliary machinery components of these projects are still being negotiated.

   The contribution of the spun yarn operations to Parkdale America, LLC (the "LLC") for a 34% interest in the LLC subsequent to year end has the potential of decreasing future cash flows from operations unless distributions of net earnings are made by the LLC. It is anticipated that distributions sufficient to satisfy tax obligations will be made; however, there can be no assurances that such distributions will be made in fiscal 1998. The cash flow from operations of the spun cotton operations amounted to $29.2 million in fiscal 1997.

   Management believes the current financial position of the Company in connection with its operations and its access to debt and equity markets is sufficient to meet anticipated capital expenditure, strategic acquisition, working capital, Company common stock repurchases and other financial needs.


FORWARD-LOOKING STATEMENTS

   This Management's Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Annual Report contain forward-looking statements about the Company's financial condition and results of operations that are based on current expectations, estimates and projections about the markets in which the Company operates, Management's beliefs and assumptions made by Management. Words such as "expects," "anticipates," "believes," "estimates," variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Management's judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

   Factors that may cause actual outcome and results to differ materially from these forward-looking statements include availability, sourcing and pricing of raw materials, pressures on sales prices due to competition and economic conditions, reliance on and financial viability of significant customers, technological advancements, changes in construction spending and capital equipment expenditures (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies' policies and legislation, the continuation and magnitude of the Company's common stock repurchase program and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions including fluctuations in currency exchange, interest and inflation rates.

SUMMARY OF SELECTED FINANCIAL DATA



(Amounts in thousands,
except per share data) June 29,  June 30,   June 25,  June 26,     June 27,
                          1997      1996       1995      1994         1993
Summary of Earnings:
Net sales             $1,704,926  $1,603,280  $1,554,557 $1,384,797 $1,405,651
Cost of sales          1,473,667   1,407,608   1,330,410  1,185,386  1,141,126
Gross profit             231,259     195,672     224,147    199,411    264,525
Selling, general and
  administrative expense  46,229      45,084      43,116     40,429     38,484
Interest expense          11,749      14,593      15,452     18,241     25,785
Interest income           (2,219)     (6,757)    (10,372)    (8,290)   (13,537)
Other income               1,218      (4,390)     (9,659)    (1,238)    (5,775)
Non-recurring charge           --     23,826          --     13,433        --
Income before income taxes
  and extraordinary item 174,282     123,316     185,610    136,836    219,568
Provision for income
  taxes                   58,617      44,939      69,439      60,344    82,924
Income before
  extraordinary item     115,665      78,377     116,171     76,492    136,644
Extraordinary item            --       5,898          --         --          --
Net income               115,665      72,479     116,171     76,492    136,644
Per Share of Common Stock:
Income before
  extraordinary item  $     1.81    $    1.18    $  1.67 $    1.08    $   1.93
Extraordinary item            --          .09         --        --          --
Net income                  1.81         1.09       1.67      1.08        1.93
Cash dividends paid          .44          .52        .40       .56         .42
Financial Data:
Working capital        $ 216,145    $ 196,222  $ 333,357 $ 304,274   $ 320,215
Gross property, plant and
  equipment            1,147,148     1,027,128   910,383   848,637     750,552
Total assets           1,018,703       951,084 1,040,902 1,003,252   1,017,449
Long-term debt           255,799       170,000   230,000   230,000     250,241
Shareholders' equity     548,531       583,206   603,502   588,522     545,553



Quarterly RESULTS (Unaudited)

     Quarterly financial data for the years ended June 29,1997, and June 30, 1996, is presented below:




(Amounts in thousands,
  except per share data)         First         Second      Third       Fourth
                                 Quarter       Quarter     Quarter     Quarter

1996:
Net sales                         $387,369     $401,437    $375,509     $438,965
Gross profit                        44,929       49,255      45,544       55,944
Income before extraordinary item     6,767       24,118      20,747       26,745
Extraordinary item                      --           --          --        5,898
Net income                           6,767       24,118      20,747       20,847
Income before extraordinary item per
  share                                .10          .36         .32          .40
Earnings per share                     .10          .36         .32          .32

1997:
Net sales                         $414,715     $419,345    $438,252     $432,614
Gross profit                        49,945       58,858      61,808       60,648
Net income                          23,955       28,790      31,467       31,453
Earnings per share                     .37          .44         .50          .51



MARKET AND DIVIDEND INFORMATION (UNAUDITED)

   The Company's common stock is listed for trading on the New York Stock Exchange. The following table sets forth the range of high and low sales prices of the Unifi Common Stock as reported on the NYSE Composite Tape and the regular cash dividends per share declared by Unifi during the periods indicated.


                                                 High        Low      Dividends

Fiscal year 1995:
  First quarter ended September 25, 1994        $25.50      $23.38     $.10
  Second quarter ended December 25, 1994        $26.63      $23.88     $.10
  Third quarter ended March 26, 1995            $29.13      $25.00     $.10
  Fourth quarter ended June 25, 1995            $27.75      $22.63     $.10

Fiscal year 1996:
  First quarter ended September 24, 1995        $26.63      $23.50     $.13
  Second quarter ended December 24, 1995        $25.00      $21.88     $.13
  Third quarter ended March 24, 1996            $25.75      $21.25     $.13
  Fourth quarter ended June 30, 1996            $28.50      $23.00     $.13

Fiscal year 1997:
  First quarter ended September 29, 1996        $28.88      $26.00     $.11
  Second quarter ended December 29, 1996        $33.13      $26.63     $.11
  Third quarter ended March 30, 1997            $33.88      $30.13     $.11
  Fourth quarter ended June 29, 1997            $36.88      $29.63     $.11