Form 10-K, Exhibit 13
period 1998-06-28
UNIFI INC
filed 1998-09-28
CIK 100726

EXHIBIT (13a)

Consolidated balance sheets
--------------------------------------------------------------------------------

(Amounts in thousands)                          June 28, 1998    June 29, 1997
-------------------------------------------   ---------------   --------------
ASSETS:
Current assets:
  Cash and cash equivalents                     $     8,372      $     9,514
  Receivables                                       222,310          224,233
  Inventories                                       137,201          142,263
  Other current assets                                1,308            3,688
-------------------------------------------     -----------      -----------
   Total current assets                             369,191          379,698
-------------------------------------------     -----------      -----------

Property, plant and equipment:
  Land                                                6,525            6,836
  Buildings and air conditioning                    206,559          216,441
  Machinery and equipment                           772,504          739,599
  Other                                             160,034          184,272
-------------------------------------------     -----------      -----------
                                                  1,145,622        1,147,148
  Less: accumulated depreciation                    497,042          548,775
-------------------------------------------     -----------      -----------
                                                    648,580          598,373
Investment in unconsolidated affiliates             212,448            1,851
Other noncurrent assets                             108,585           38,781
-------------------------------------------     -----------      -----------
                                                $ 1,338,804      $ 1,018,703
                                                -----------      -----------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                              $    93,922      $   119,623
  Accrued expenses                                   43,939           35,854
  Income taxes payable                                5,218            6,887
  Current maturities of long-term debt and
   other current liabilities                         16,234            1,189
-------------------------------------------     -----------      -----------
   Total current liabilities                        159,313          163,553
-------------------------------------------     -----------      -----------
Long-term debt and other liabilities                463,967          255,799
-------------------------------------------     -----------      -----------
Deferred income taxes                                62,970           50,820
-------------------------------------------     -----------      -----------
Minority interests                                   16,357               --
-------------------------------------------     -----------      -----------
Shareholders' equity:
  Common stock                                        6,163            6,121
  Capital in excess of par value                     22,454               --
  Retained earnings                                 618,128          545,099
  Cumulative translation adjustment                 (10,548)          (2,689)
-------------------------------------------     -----------      -----------
                                                    636,197          548,531
-------------------------------------------     -----------      -----------
                                                $ 1,338,804      $ 1,018,703
-------------------------------------------     -----------      -----------

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of income
--------------------------------------------------------------------------------

(Amounts in thousands, except per share data)                June 28, 1998     June 29, 1997    June 30, 1996
--------------------------------------------------------   ---------------   ---------------   --------------

Net sales                                                    $ 1,377,609       $ 1,704,926      $ 1,603,280
--------------------------------------------------------     -----------       -----------      -----------
Costs and expenses:
 Cost of sales                                                 1,149,838         1,473,667        1,407,608
 Selling, general and administrative expense                      43,277            46,229           45,084
 Interest expense                                                 16,598            11,749           14,593
 Interest income                                                  (1,869)           (2,219)          (6,757)
 Other (income) expense                                              389               819           (4,390)
 Equity in (earnings) losses of unconsolidated
   affiliates                                                    (22,307)              399               --
 Non-recurring charge                                                 --                --           23,826
--------------------------------------------------------     -----------       -----------      -----------
                                                               1,185,926         1,530,644        1,479,964
-------                                                      -----------       -----------      -----------
Income before income taxes and other items listed
 below                                                           191,683           174,282          123,316
Provision for income taxes                                        62,782            58,617           44,939
--------------------------------------------------------     -----------       -----------      -----------
Income before extraordinary item and cumulative
 effect of accounting change                                     128,901           115,665           78,377
Extraordinary item (net of applicable income taxes of
$ 3,692)                                                              --                --            5,898
Cumulative effect of accounting change (net of
 applicable income taxes of $2,902)                                4,636                --               --
--------------------------------------------------------     -----------       -----------      -----------
Net income                                                   $   124,265       $   115,665      $    72,479
--------------------------------------------------------     -----------       -----------      -----------
Earnings per common share:
 Income before extraordinary item and cumulative
   effect of accounting change                               $      2.10       $      1.83      $      1.19
 Extraordinary item                                                   --                --              .09
 Cumulative effect of accounting change                              .07                --               --
--------------------------------------------------------     -----------       -----------      -----------
 Net income per common share                                 $      2.03       $      1.83      $      1.10
--------------------------------------------------------     -----------       -----------      -----------

Earnings per common share -- assuming dilution:
 Income before extraordinary item and cumulative
   effect of accounting change                               $      2.08       $      1.81      $      1.18
 Extraordinary item                                                   --                --              .09
 Cumulative effect of accounting change                              .07                --               --
--------------------------------------------------------     -----------       -----------      -----------
 Net income per common share                                 $      2.01       $      1.81      $      1.09
--------------------------------------------------------     -----------       -----------      -----------

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Changes in shareholders' equity
--------------------------------------------------------------------

                                                           Capital in                     Cumulative       Unrealized Gains
(Amounts in thousands,             Shares       Common      Excess of       Retained     Translation    (Losses) on Certain
except per share data)        Outstanding        Stock      Par Value       Earnings      Adjustment            Investments
-------------------------   -------------   ----------   ------------   ------------   -------------   --------------------
Balance June 25, 1995           67,140       $ 6,714      $ 117,277      $  473,962      $   4,415           $  1,134
-------------------------       ------       -------      ---------      ----------      ---------           --------
 Purchase of stock              (2,347)         (235)       (55,315)             --             --                 --
 Options exercised                  36             4            242              --             --                 --
 Conversion of 6%
   subordinated notes                2            --             51              --             --                 --
 Cash dividends --
   $.52 per share                   --            --             --         (34,188)            --                 --
 Currency translation
   adjustments                      --            --             --              --         (2,200)                --
 Change in unrealized
   gains (losses) on
   certain investments              --            --             --              --             --             (1,134)
 Net income                         --            --             --          72,479             --                 --
-------------------------       ------       -------      ---------      ----------      ---------           --------
Balance June 30, 1996           64,831         6,483         62,255         512,253          2,215                 --
-------------------------       ------       -------      ---------      ----------      ---------           --------
 Purchase of stock              (3,901)         (390)       (64,786)        (55,824)            --                 --
 Options exercised                 280            28          2,531          (1,404)            --                 --
 Stock option tax
   benefit                          --            --             --           2,307             --                 --
 Cash dividends --
   $.44 per share                   --            --             --         (27,898)            --                 --
 Currency translation
   adjustments                      --            --             --              --         (4,904)                --
 Net income                         --            --             --         115,665             --                 --
-------------------------       ------       -------      ---------      ----------      ---------           --------
Balance June 29, 1997           61,210         6,121             --         545,099         (2,689)                --
-------------------------       ------       -------      ---------      ----------      ---------           --------
 Purchase of stock                (539)          (54)          (618)        (19,515)            --                 --
 Options exercised                 402            40          2,154              --             --                 --
 Stock option tax
   benefit                          --            --             --           2,599             --                 --
 Stock issued for
   acquisition                     561            56         20,918              --             --                 --
 Cash dividends --
   $.56 per share                   --            --             --         (34,320)            --                 --
 Currency translation
   adjustments                      --            --             --              --         (7,859)                --
 Net income                         --            --             --         124,265             --                 --
-------------------------       ------       -------      ---------      ----------      ---------           --------
Balance June 28, 1998           61,634       $ 6,163      $  22,454      $  618,128      $ (10,548)          $     --
-------------------------       ------       -------      ---------      ----------      ---------           --------

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of cash flows
--------------------------------------------------------------------------------

(Amounts in thousands)                                       June 28, 1998     June 29, 1997    June 30, 1996
--------------------------------------------------------   ---------------   ---------------   --------------

Cash and cash equivalents at beginning of year               $    9,514        $   24,473        $   60,350
Operating activities:
 Net income                                                     124,265           115,665            72,479
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Extraordinary item (net of applicable income
    taxes)                                                           --                --             5,898
   Cumulative effect of accounting change (net of
    applicable income taxes)                                      4,636                --                --
   (Earnings) losses of unconsolidated equity
    affiliates, net of distributions                            (15,282)              399                --
   Depreciation                                                  65,033            85,533            79,628
   Amortization                                                   4,677             2,366             2,261
   Non-cash portion of non-recurring charge                          --                --            23,826
   Gain on sale of investments                                       --                --            (4,476)
   Deferred income taxes                                         12,201            17,157            (4,795)
   Other                                                           (350)              (85)            4,263
   Changes in assets and liabilities, excluding effects of
    acquisitions and foreign currency adjustments:
    Receivables                                                   9,628           (26,441)            9,428
    Inventories                                                    (793)          (10,032)           13,640
    Other current assets                                          1,556              (462)              987
    Payables and accruals                                       (25,213)            9,260            (5,865)
    Income taxes                                                  1,329            (9,524)            4,182
--------------------------------------------------------     ----------        ----------        ----------
 Net -- operating activities                                    181,687           183,836           201,456
--------------------------------------------------------     ----------        ----------        ----------
Investing activities:
 Capital expenditures                                          (250,064)         (143,176)         (133,967)
 Acquisitions                                                   (25,776)               --           (48,444)
 Investments in unconsolidated equity affiliates                (39,492)           (2,250)               --
 Sale of capital assets                                           2,428             3,046             2,290
 Purchase of investments                                             --                --           (60,474)
 Sale of investments                                                 --                --           149,015
 Other                                                           (2,755)              768            11,444
--------------------------------------------------------     ----------        ----------        ----------
 Net -- investing activities                                   (315,659)         (141,612)          (80,136)
--------------------------------------------------------     ----------        ----------        ----------
Financing activities:
 Borrowing of long-term debt                                    440,273           187,500           225,000
 Repayment of long-term debt                                   (252,844)         (100,513)         (284,949)
 Premium paid on early retirement of debt                            --                --            (7,657)
 Issuance of Company stock                                        2,194             3,462               246
 Stock option tax benefit                                         2,599             2,307                --
 Purchase and retirement of Company stock                       (20,187)         (121,000)          (55,550)
 Cash dividends paid                                            (34,320)          (27,898)          (34,188)
 Other                                                           (4,006)               --                --
--------------------------------------------------------     ----------        ----------        ----------
 Net -- financing activities                                    133,709           (56,142)         (157,098)
--------------------------------------------------------     ----------        ----------        ----------
Currency translation adjustment                                    (879)           (1,041)              (99)
--------------------------------------------------------     ----------        ----------        ----------
Net increase (decrease) in cash and cash equivalents             (1,142)          (14,959)          (35,877)
--------------------------------------------------------     ----------        ----------        ----------
Cash and cash equivalents at end of year                     $    8,372        $    9,514        $   24,473
--------------------------------------------------------     ----------        ----------        ----------

The accompanying notes are an integral part of the financial statements.

notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Accounting Policies and Financial Statement Information

      PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. The accounts of all foreign subsidiaries have been included on the basis of fiscal periods ended three months or less prior to the dates of the consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated. Investments in 20 to 50% owned companies and partnerships are reported using the equity method.
      FISCAL YEAR: The Company's fiscal year is the fifty-two or fifty-three weeks ending the last Sunday in June. The current year ended June 28, 1998, and the prior year ended June 29, 1997, consisted of fifty-two weeks. The year ended June 30, 1996, consisted of fifty-three weeks.
      RECLASSIFICATION: The Company has reclassified the presentation of certain prior year information to conform with the current presentation format.
      REVENUE RECOGNITION: Substantially all revenue from sales is recognized at the time shipments are made.
      FOREIGN CURRENCY TRANSLATION: Assets and liabilities of foreign subsidiaries are translated at year-end rates of exchange and revenues and expenses are translated at the average rates of exchange for the year. Gains and losses resulting from translation are accumulated in a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the subsidiary's functional currency) are included in net income.
      CASH AND CASH EQUIVALENTS: Cash equivalents are defined as short-term investments having an original maturity of three months or less.
      RECEIVABLES: Certain customer accounts receivable are factored without recourse with respect to credit risk. Factored accounts receivable at June 28, 1998, and June 29, 1997, were $49.2 million and $55.9 million, respectively. An allowance for losses is provided for known and potential losses rising from yarn quality claims and for customers not factored based on a periodic review of these accounts. Reserve for such losses was $8.2 million at June 28, 1998, and $5.5 million at June 29, 1997.
      INVENTORIES: The Company utilizes the last-in, first-out (LIFO) method for valuing certain inventories representing 62.9% of all inventories at June 28, 1998, and the first-in, first-out (FIFO) method for all other inventories. Inventory values computed by the LIFO method are lower than current market values. Inventories valued at current or replacement cost would have been approximately $8.9 million and $13.9 million in excess of the LIFO valuation at June 28, 1998, and June 29, 1997, respectively. Finished goods, work in process, and raw materials and supplies at June 28, 1998, and June 29, 1997, amounted to $77.4 million and $72.0 million; $14.8 million and $11.8 million; and $45.0 million and $58.5 million, respectively.
      PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is computed for asset groups primarily utilizing the straight-line method for financial reporting and accelerated methods for tax reporting. For financial reporting purposes, asset lives have been assigned to asset categories over periods ranging between three and forty years.
      OTHER NONCURRENT ASSETS: Other noncurrent assets at June 28, 1998, and June 29, 1997, consist primarily of the cash surrender value of key executive life insurance policies ($7.1 million and $6.5 million, respectively); unamortized bond issue costs ($7.5 million at June 28, 1998); and acquisition related assets consisting of the excess cost over fair value of net assets acquired and other intangibles ($83.9 million and $32.1 million, respectively). Bond issue costs are being amortized on the straight-line method over the life of the bonds which approximates the effective interest method. The acquisition related assets are being amortized on the straight-line method over periods ranging between five and thirty years. Accumulated amortization at June 28, 1998 and June 29, 1997, for bond issue costs and acquisition related assets was $11.2 million and $3.7 million, respectively.
      LONG-LIVED ASSETS: Long-lived assets, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between fair value and the carrying amount of the asset.
      INCOME TAXES: The Company and its domestic subsidiaries file a consolidated federal income tax return. Income tax expense is computed on the basis of transactions entering into pretax operating results. Deferred income taxes have been provided for the tax effect of temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. Income taxes have not been provided for the undistributed earnings of certain foreign subsidiaries as such earnings are deemed to be permanently invested.
      EARNINGS PER SHARE: In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," (SFAS 128) which was required to be adopted in the December 1997 fiscal quarter. The Company adopted SFAS 128 at such time and restated all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options is excluded. Diluted earnings per share continues to reflect the assumed conversion of all potentially diluted securities. The effect of the convertible subordinated notes, which were redeemed in April 1996, was anti-dilutive for fiscal 1996. Accordingly, diluted weighted average shares for 1996 exclude the convertible effect of these notes.

The following table details the computation of basic and diluted earnings per share:

                                June 28,     June 29,    June 30,
(Amounts in thousands)              1998         1997        1996
---------------------------   ----------   ----------   ---------
Numerator:
   Income before
     extraordinary item
     and cumulative effect
     of accounting change     $128,901     $115,665     $78,377
   Extraordinary item               --           --       5,898
   Cumulative effect of
     accounting change           4,636           --          --
---------------------------   --------     --------     -------
   Net income                 $124,265     $115,665     $72,479
---------------------------   --------     --------     -------
Denominator:
   Denominator for basic
     earnings per
     share -- weighted
     average shares             61,331       63,294      65,727
   Effect of dilutive
     securities:
     Stock options                 525          641         484
---------------------------   --------     --------     -------
   Diluted potential
     common shares
     denominator for
     diluted earnings per
     share -- adjusted
     weighted average
     shares and assumed
     conversions                61,856       63,935      66,211
---------------------------   --------     --------     -------

      STOCK-BASED COMPENSATION: FASB Statement No. 123, "Stock-Based Compensation," (SFAS 123) became effective beginning with the Company's first quarter of fiscal 1997. With adoption of SFAS 123, the Company elected to continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Had the fair value-based method encouraged by SFAS 123 been applied, compensation expense would have been recorded on 270,500 options granted in fiscal 1997 (which vest over a two year period) and 283,000 options granted in fiscal 1996. No options were granted in fiscal 1998. Net income in fiscal 1998, 1997 and 1996 restated for the effect would have been $122.8 million or $1.98 per diluted share, $115.1 million or $1.80 per diluted share and $70.1 million or $1.06 per diluted share, respectively. The fair value and related compensation expense of the 1997 and 1996 options were calculated as of the issuance date using the Black-Scholes model with the following assumptions:



Options Granted                 1997        1996
------------------------   ---------   ---------
 Expected life (years)      10.0        10.0
 Interest rate              6.18%       6.87%
 Volatility                 31.1%       34.0%
 Dividend yield             1.72%       1.93%


      RECENT ACCOUNTING PRONOUNCEMENTS: In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS 130) which the Company is required to adopt in the first quarter of fiscal 1999. SFAS 130 requires the reporting of comprehensive income and its components in complete general purpose financial statements as well as requires certain interim comprehensive income information be disclosed. Comprehensive income represents the change in net assets of a business during a period from non-owner sources. Such non-owner changes in net assets that are not included in net income include foreign currency translation adjustments, unrealized gains and losses on available-for-sale securities and certain minimum pension liabilities. Foreign currency translation adjustments presently represent the primary component of comprehensive income for the Company. The Company expects to reflect comprehensive income in its consolidated statement of changes in shareholders' equity when this standard is adopted. Results of operations and financial position, however, will be unaffected by the implementation of this standard.
      Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," (SFAS 131) which the Company is required to adopt in the fourth quarter of fiscal 1999. SFAS 131 establishes standards for public companies for the reporting of financial information from operating segments in annual and interim financial statements as well as establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined in SFAS 131 as components of an enterprise about which separate financial information is available to the chief operating decision maker for purposes of assessing performance and allocating resources. The Company has not completed its analysis of the effect that the adoption of this standard will have on its financial statement disclosure; however, the adoption of SFAS 131 will not affect consolidated results of operations or financial position.
      In March 1998, the AICPA issued SOP 98-1, "Accounting for the Cost of Computer Software Developed for or Obtained for Internal Use," (SOP 98-1). This SOP is effective for the Company in the first quarter of fiscal year 2000, if not previously adopted. SOP 98-1 will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. The Company currently expenses certain of these internal costs when incurred. The Company has not yet assessed what the impact of the SOP will be on the Company's future earnings or financial position.
      In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," (SOP 98-5) which is effective for the Company in fiscal year 2000, if not previously adopted. SOP 98-5 requires start-up costs, as defined, to be expensed as incurred. Upon adoption of SOP 98-5, any previously capitalized start-up costs net of accumulated depreciation will be required to be written-off as a cumulative effect of a change in accounting principle. The Company has not yet determined what the impact of SOP 98-5 will be on its financial statements upon adoption of this SOP.
      In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS
133) which the Company is required to adopt in years beginning after June 15, 1999. SFAS 133 permits early adoption as of the beginning of any fiscal quarter after its issuance. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS 133 will be on the earnings and financial position of the Company.
      USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


2     Acquisitions


On November 14, 1997, the Company completed its Agreement and Plan of Triangular Merger with SI Holding Company and thereby acquired their covered yarn business for approximately $46.6 million. Additionally, covenants-not-to-compete were entered into with the principal operating officers of the acquired company in exchange for $9.2 million, to be paid generally over the terms of the covenants. The acquisition, which is not considered significant to the Company's consolidated net assets or results of operations, was accounted for by the purchase method of accounting and accordingly, the net assets and operations have been included in the Company's consolidated financial statements beginning on the date the acquisition was consummated. After allocation of the purchase price to the net assets acquired, the excess of cost over fair value has been preliminarily valued at $31.2 million.
      The acquisition of the Norlina Division of Glen Raven Mills, Inc. was consummated on November 17, 1995. The acquisition, which was not deemed significant to the Company's consolidated net assets or the results of operations, has been accounted for as a purchase. The purchase price of $48.4 million was allocated to the net assets acquired with the excess of cost over fair value of the net assets acquired approximating $35.7 million after giving effect to all purchase adjustments.


3     Non-Recurring Charge

During the fiscal 1996 first quarter, the Company recognized a non-recurring charge to earnings of $23.8 million ($14.9 million after-tax or $0.23 per diluted share) related to restructuring plans to further reduce the Company's cost structure and improve productivity through the consolidation of certain manufacturing operations and the disposition of underutilized assets. The restructuring plan focused on the consolidation of production facilities acquired via mergers during the preceding four years. As part of the restructuring action, the Company closed its spun cotton manufacturing facilities in Edenton and Mount Pleasant, North Carolina, with the majority of the manufacturing production being transferred to other facilities. The significant components of the non-recurring charge included $2.4 million of severance and other employee-related costs from the termination of employees and a $21.4 million write-down to estimated fair value less the cost of disposal of underutilized assets and consolidated facilities to be disposed. Costs associated with the relocation of equipment or personnel were expensed as incurred. The Company has completed substantially all of these restructuring efforts and anticipates no material differences in actual charges compared to its original estimates.

4     Cumulative Effect of Accounting Change and Extraordinary Charge

Pursuant to Emerging Issues Task Force No. 97-13 issued in November 1997, the Company changed its accounting policy in the second quarter of fiscal 1998 regarding a project to install an entirely new computer software system which it began in fiscal 1995. Previously, substantially all direct external costs relating to the project were capitalized, including the portion related to business process reengineering. In accordance with this accounting pronouncement, the unamortized balance of these reengineering costs as of September 28, 1997, of $7.5 million ($4.6 million after tax) or $.07 per diluted share were written off as a cumulative catch-up adjustment in the second quarter of fiscal 1998.
      During the fiscal 1996 fourth quarter, the Company recognized an extraordinary after-tax charge of $5.9 million or $0.09 per diluted share as a result of the redemption of the $230 million in 6% convertible subordinated notes due 2002. In accordance with the debt agreement, the note holders had an option to convert their notes at a conversion rate of 33.7 shares of common stock for each $1,000 principal amount of notes. Notes aggregating $51,000 were converted into

1,718 shares of common stock in accordance with this provision. The remaining notes, totaling $229.9 million, were redeemed at 103.33% of principal amount, with accrued interest to the date of redemption.


5     Long-Term Debt and Other Liabilities


A summary of long-term debt follows:

(Amounts in thousands)           June 28, 1998    June 29, 1997
----------------------------   ---------------   --------------
Bonds payable                  $    248,038      $     --
Revolving credit facility           180,000       230,000
Sale-leaseback obligation             3,444        26,988
Other bank debt and other
   obligations                       48,719            --
----------------------------   ------------      --------
  Total debt                        480,201       256,988
Current maturities                   16,234         1,189
----------------------------   ------------      --------
  Total long-term debt
     and other liabilities     $    463,967      $255,799
----------------------------   ------------      --------

      In February 5, 1998, the Company issued $250 million of senior, unsecured debt securities (the "Notes") to qualified institutional buyers. The net proceeds from the sale were used to repay a portion of the Company's bank credit facility. The Notes, which were registered with the Securities and Exchange Commission on April 2, 1998, bear a coupon rate of 6.50% and mature in 2008. The estimated fair value of the Notes, based on quoted market prices, at June 28, 1998, was approximately $247.4 million.
      The Company entered a $400 million revolving credit facility dated April 15, 1996, with a group of financial institutions that extends through April 15, 2001. The rate of interest charged is adjusted quarterly based on a pricing grid which is a function of the ratio of the Company's debt to earnings before income taxes, depreciation, amortization and other non-cash charges. The credit facility provides the Company the option of borrowing at a spread over the base rate (as defined) for base rate loans or the Adjusted London Interbank Offered Rate (LIBOR) for Eurodollar loans. In accordance with the pricing grid, the Company pays a quarterly facility fee ranging from 0.090% - 0.150% of the total amount available under the revolving credit facility. The weighted average interest rates for fiscal years 1998 and 1997, were 5.89% and 5.75%, respectively. At June 28, 1998, and June 29, 1997, the interest rates on the outstanding balances were 5.92% and 5.87%, respectively. As a result of the variable nature of the credit facility's interest rate, the fair value of the Company's revolving credit debt approximates its carrying value.
      The revolving credit facility also provides the Company the option to borrow funds competitively from the individual lenders, at their discretion, provided that the sum of the competitive bid loans and the aggregate funds committed under the revolving credit facility do not exceed the total committed amount. The revolving credit facility allows the Company to reduce the outstanding commitment in whole or in part upon satisfactory notice up to an amount no less than the sum of the aggregate competitive bid loans and the total committed loans. Any such partial termination is permanent. The Company may also elect to prepay loans in whole or in part. Amounts paid in accordance with this provision may be re-borrowed.
      The terms of the revolving credit facility contain, among other provisions, requirements for maintaining certain net worth and other financial ratios and specific limits or restrictions on additional indebtedness, liens and merger activity. Provisions under this agreement are not considered restrictive to normal operations.
      On May 20, 1997, the Company entered into a sales-leaseback agreement with a financial institution whereby land, buildings and associated real and personal property improvements of certain manufacturing facilities were sold to the financial institution and will be leased by the Company over a sixteen year period. Sales proceeds aggregated $27.5 million. The terms of the agreement provide for an early purchase option at the end of year nine. If the agreement has not been terminated before the end of the lease term, by exercising the early purchase option or otherwise, the Company is required to purchase the leased properties at the end of the lease term for an amount equal to the fair market value as defined in the agreement. This transaction has been recorded as a direct financing arrangement.
      On June 30, 1997, the Company entered into a Contribution Agreement associated with the formation of Parkdale America, LLC. As a part of the Contribution Agreement, ownership of a significant portion of the assets financed under the sales-leaseback agreement and the related debt ($23.5 million) were assumed by the LLC. Payments for the remaining balance of the sales-leaseback agreement are due semi-annually and are in varying amounts, in accordance with the agreement. Principal payments required over the next five years are approximately $100 thousand per year. The interest rate implicit in the agreement is 7.84%, and the fair value of the long-term obligation at June 28, 1998, approximates its carrying value.
      Other bank debt and other obligations consist of non-domestic borrowings of approximately $1.8 million, acquisition related liabilities due within the next five years of $41.9 million and a liability for a deferred compensation plan of approximately $5.0 million. Maturities of the acquisition obligations for the next five years are $16.1 million, $16.0 million, $4.0 million, $3.0 million, and $2.8 million, respectively.
      Interest capitalized during fiscal 1998 and 1997 was $6.8 million and $0.9 million, respectively.

6     Income Taxes


The provision for income taxes before the extra-ordinary item in fiscal 1996 and cumulative effect of accounting change in fiscal 1998 consisted of the following:

                               June 28,     June 29,      June 30,
(Amounts in thousands)             1998         1997          1996
------------------------   ------------   ----------   -----------
Currently payable:
   Federal                    $43,245        $34,235      $42,289
   State                        5,704          6,074        6,953
   Foreign                      1,474          1,151          492
------------------------      -------        -------      -------
   Total current               50,423         41,460       49,734
------------------------      -------        -------      -------
Deferred:
   Federal                     23,799         18,929       (4,080)
   State                      (11,715)        (1,994)        (604)
   Foreign                        275            222         (111)
------------------------      -------        -------      -------
   Total deferred              12,359         17,157       (4,795)
------------------------      -------        -------      -------
Income taxes before
   extraordinary
   item and
   cumulative effect
   of accounting
   change                     $62,782        $58,617      $44,939
------------------------      -------        -------      -------

      Income taxes were 32.8%, 33.6% and 36.4% of pretax earnings in fiscal 1998, 1997 and 1996, respectively. A reconciliation of the provision for income taxes (before extraordinary item and cumulative effect of accounting change, where applicable) with the amounts obtained by applying the federal statutory tax rate is as follows:


                                    June 28,     June 29,    June 30,
                                        1998         1997        1996
                              --------------   ----------   ---------
Federal statutory tax
   rate                               35.0%        35.0%    35.0%
State income taxes net
   of federal tax benefit              2.9          3.2      3.3
State tax credits net of
   federal tax benefit                (4.9)        (1.7)      --
Foreign taxes less than
   domestic rate                      (1.9)        (1.8)    (0.8)
Foreign Sales
   Corporation tax
   benefit                            (0.4)        (0.5)    (0.9)
Research and
   experimentation
   credit                               --           --     (0.6)
Nondeductible
   expenses and other                  2.1         (0.6)     0.4
---------------------------       --------         ----     -----
Effective tax rate                    32.8%        33.6%    36.4%
---------------------------       --------         ----     -----


      The deferred income taxes reflect the net tax effects of temporary differences between the bases of assets and liabilities for financial reporting purposes and their bases for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of June 28, 1998, and June 29, 1997, were as follows:

                                     June 28,    June 29,
(Amounts in thousands)                   1998        1997
--------------------------------   ----------   ---------
Deferred tax liabilities:
   Property, plant and
      equipment                    $75,184      $62,899
   Investments in equity
      affiliates                     7,257           --
--------------------------------   -------      -------
Total deferred tax liabilities      82,441       62,899
--------------------------------   -------      -------
Deferred tax assets:
   Accrued liabilities and
      valuation reserves             2,684        4,421
   State tax credits                12,379        2,963
   Other items                       4,408        4,695
--------------------------------   -------      -------
Total deferred tax assets           19,471       12,079
--------------------------------   -------      -------
Net deferred tax liabilities       $62,970      $50,820
--------------------------------   -------      -------

7     Common Stock and Stock Option Plans


Shares authorized were 500 million in 1998 and 1997. Common shares outstanding at June 28, 1998, and June 29, 1997, were 61,634,386 and 61,209,588, respectively.
      The Company has Incentive Stock Option Plans with 1,942,133 shares reserved at June 28, 1998. There remain 1,000,000 options available for grant at year end. The Company also has a Non-Qualified Stock Option Plan with 1,645,667 shares reserved at June 28, 1998. There remain 534,500 options available for grant at year end. The transactions for 1998, 1997 and 1996 were as follows:

                                                          ISO                             NQSO
                                             ------------------------------   -----------------------------
                                                   Options         Weighted         Options        Weighted
                                               outstanding     avg. $/share     outstanding    avg. $/share
                                             -------------   --------------   -------------   -------------
Fiscal 1996:
Shares under option -- beginning of year      1,739,968      $  18.13            738,519      $ 25.49
Granted                                         165,500        24.67                  --          --
Exercised                                       (55,500)       13.66                  --          --
Canceled                                        (56,590)       21.66             (45,000)       25.83
------------------------------------------    ---------      --------            -------      -------
Shares under option -- end of year            1,793,378      $  18.76            693,519      $ 25.47
------------------------------------------    ---------      --------            -------      -------
Fiscal 1997:
Granted                                              --      $    --             465,500      $ 28.64
Exercised                                      (346,787)        9.79                  --          --
Canceled                                             --           --                  --          --
------------------------------------------    ---------      --------            -------      -------
Shares under option -- end of year            1,446,591      $  20.91          1,159,019      $ 26.75
------------------------------------------    ---------      --------          ---------      -------

Fiscal 1998:
Granted                                              --      $    --                  --      $   --
Exercised                                      (504,458)       14.31             (47,852)       25.76
Canceled                                             --           --                  --          --
------------------------------------------    ---------      --------          ---------      -------
Shares under option -- end of year              942,133      $  24.45          1,111,167      $ 26.79
------------------------------------------    ---------      --------          ---------      -------

                                                                      Fiscal 1998         Fiscal 1997         Fiscal 1996
                                                               ------------------   -----------------   -----------------
ISO:
 Exercisable shares under option -- end of year                       942,133            1,446,591           1,687,018
 Option price range                                            $ 10.19-$25.38       $  4.80-$25.38      $  3.80-$25.38
 Weighted average exercise price for options excerciseable     $        24.45       $        20.91      $        18.51
 Weighted average remaining life of shares under option                   6.2                  6.0                 6.3
 Fair value of options granted                                 $          --        $          --       $        11.43
NQSO:
 Exercisable shares under option -- end of year                     1,021,001              888,519             693,519
 Option price range                                            $ 25.38-$31.00       $ 23.88-$31.00      $ 23.88-$25.83
 Weighted average exercise price for options excercisable      $        26.42       $        25.45      $        25.47
 Weighted average remaining life of shares under option                   6.8                  7.8                 7.8
 Fair value of options granted                                 $          --        $        13.32      $          --

     All options granted vest on the date of issuance except 270,500 of the non-qualified options awarded in fiscal 1997 which have a two-year vesting schedule. The first one-third were exercisable as of October 17, 1997, the second one-third were exercisable on April 17, 1998, and the remaining one-third are exercisable on April 17, 1999.


8     Retirement Plans


The Company has a qualified profit-sharing plan, which provides benefits for eligible salaried and hourly employees. The annual contribution to the plan, which is at the discretion of the Board of Directors, amounted to $13.0 million in 1998 and $17.0 million in each of 1997 and 1996. The Company leases its corporate office building from its profit-sharing plan through an independent trustee.

9     Leases and Commitments


In addition to the direct financing sales-leaseback obligation described in note 5 above, the Company is obligated under operating leases consisting primarily of real estate and equipment. Future obligations for minimum rentals under the leases during fiscal years after June 28, 1998, are $5.8 million in 1999, $5.0 million in 2000, $4.8 million in 2001, $1.9 million in 2002 and $1.2 million in 2003. Rental expense was $6.8 million, $5.0 million and $4.4 million for the fiscal years 1998, 1997 and 1996, respectively. The Company had committed approximately $127.2 million for the purchase of equipment and facilities at June 28, 1998.

10    Business Segments, Foreign Operations and Concentrations of Credit Risk


The Company and its subsidiaries are engaged predominantly in the processing of yarns by texturing of synthetic filament polyester and nylon fiber with sales domestically and internationally, mostly to knitters and weavers for the apparel, industrial, hosiery, home furnishing, automotive upholstery and other end-use markets. In fiscal years 1997 and 1996, the Company was also directly involved with the spinning of cotton and cotton blend fibers. These operations were contributed to a limited liability company on June 30, 1997, of which the Company has a 34% ownership interest (see note 12).
      The Company's domestic operations serve customers principally located the southeastern United States as well as international customers located primarily in Canada, eastern Europe, and South America. During fiscal 1998 and 1997 the Company did not have sales to any one customer in excess of 10% of consolidated revenues; however, the Company had sales to one customer of approximately 12% in 1996. Export sales, excluding those to the Company's international operations in Ireland, aggregated $185.5 million in 1998, $203.8 million in 1997 and $173.1 million in 1996. The concentration of credit risk for the Company with respect to trade receivables is mitigated due to the large number of customers, dispersion across different industries and geographic regions and its factoring arrangements.
      The Company's foreign operations primarily consist of a manufacturing operation in Ireland. Net sales, pre-tax operating income and total assets of the Company's foreign and domestic operations are as follows:

(Amounts in                  June 28,        June 29,        June 30,
thousands)                       1998            1997            1996
---------------------   -------------   -------------   -------------
Foreign operations:
   Net sales            $  136,573      $  140,102      $  129,246
   Pre-tax income           15,107          12,683           4,015
   Total assets            127,586         112,203         117,578
Domestic operations:
   Net sales            $1,241,036      $1,564,824      $1,474,034
   Pre-tax income          176,576         161,599         119,301
   Total assets          1,211,218         906,500         833,506

11    Derivative Financial Instruments and Fair Value of Financial Instruments


The Company conducts its business in various foreign currencies. As a result, it is subject to the transaction exposure that arises from foreign exchange rate movements between the dates that foreign currency transactions are recorded (export sales and purchases) and the dates they are consummated (cash receipts and cash disbursements in foreign currencies). The Company utilizes some natural hedging to mitigate these transaction exposures. The Company also enters into foreign currency forward contracts for the purchase and sale of European, Canadian and other currencies to hedge balance sheet and income statement currency exposures. These contracts are principally entered into for the purchase of inventory and equipment and the sale of Company products into export markets. Counter-parties for these instruments are major financial institutions.
      Currency forward contracts are entered to hedge exposure for sales in foreign currencies based on specific sales orders with customers or for anticipated sales activity for a future time period. Generally, 60-80% of the sales value of these orders are covered by forward contracts. Maturity dates of the forward contracts attempt to match anticipated receivable collections. The Company marks the outstanding accounts receivable and forward contracts to market at month end and any realized and unrealized gains or losses are recorded as other income and expense. The Company also enters currency forward contracts for committed equipment and inventory purchases. Generally 50-75% of the asset cost is covered by forward contracts. Forward contracts are matched with the anticipated date of delivery of the assets and gains and losses are recorded as a component of the asset cost. The outstanding hedge agreements as of June 28, 1998, mature through April 1999.
      The dollar equivalent of these forward currency contracts and their related fair values are detailed below:

                                             June 28,
(Amounts in thousands)                           1998
--------------------------------------   ------------
Foreign currency purchase contracts:
   Notational amount                     $29,184
   Fair value                             31,418
--------------------------------------   -------
      Net unrecognized (gain) loss       $(2,234)
--------------------------------------   -------
Foreign currency sales contracts:
   Notational amount                     $28,446
   Fair value                             28,646
--------------------------------------   -------
      Net unrecognized (gain) loss       $   200
--------------------------------------   -------

      The following methods were used by the Company in estimating its fair value disclosures for financial instruments:
      Cash and cash equivalents, trade receivables and trade payables -- The carrying amounts approximate fair value because of the short maturity of these instruments.
      Long-term debt -- The fair value of the Company's borrowings is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities (see note 5).
      Foreign currency contracts -- The fair value is based on quotes obtained from brokers or reference to publicly available market information.

12    Investment in Unconsolidated Affiliates

Investments in affiliates consist of a 34% interest in Parkdale America, LLC (the LLC) and a 48.4% interest in Micell Technologies, Inc. (Micell(R)).
      The LLC was created on June 30, 1997, when the Company and Parkdale Mills, Inc. (Parkdale) of Gastonia, North Carolina entered into a Contribution Agreement (the Agreement) that set forth the terms and conditions whereby each entity's open-end and air jet spun cotton yarn assets and certain long-term debt obligations were contributed to the LLC. In accordance with the Agreement, each entity's inventory, owned real and tangible personal property and improvements thereon and the Company's leased real property associated with the operations were contributed to the LLC. Additionally, the Company contributed $32.9 million in cash to the LLC on June 30, 1997, and is required to contribute $10.0 million in cash on June 30, 1998, and $10.0 million on June 30, 1999, whereas Parkdale contributed cash of $51.6 million on June 30, 1997. The LLC assumed certain long-term debt obligations of the Company and Parkdale in the amounts of $23.5 million and $46.0 million, respectively. In exchange for the assets contributed to the LLC and the liabilities assumed by the LLC, the Company received a 34% interest in the LLC and Parkdale received a 66% interest in the LLC. The excess of the Company's investment over its equity in the underlying net assets of the LLC approximates $67.9 million and is being amortized on a straight-line basis over 30 years as a component of the equity in earnings of unconsolidated affiliates. The pro forma consolidated statement of income of the Company for fiscal 1997, assuming that the spun cotton yarn assets were contributed to the LLC as of first day of fiscal 1997, results in net sales, pre-tax income, net income and net income per diluted share of $1.4 billion, $186.3 million, $123.1 million and $1.93, respectively.
      Condensed balance sheet and income statement information as of June 28, 1998, and for the fiscal year ended June 28, 1998, of the combined LLC and Micell is as follows:

                                                   June 28,
(Amounts in thousands)                                 1998
-------------------------------------------   -------------
Current assets                                $  260,358
Noncurrent assets                                264,194
Current liabilities                              134,110
Shareholders' equity and capital accounts        390,442
Net sales                                     $  652,097
Gross profit                                     108,649
Income from operations                            80,546
Net income                                        75,788

      The LLC is organized as a partnership for tax purposes. Taxable income is passed through the LLC to the shareholders in accordance with the Operating Agreement of the LLC. For the fiscal year ended June 28, 1998, distributions received by the Company from the LLC aggregated $7.7 million.


13    Supplemental Cash Flow Information


Supplemental cash flow information is summarized below:

                             June 28,     June 29,    June 30,
(Amounts in thousands)           1998         1997        1996
------------------------   ----------   ----------   ---------
 Cash payments for:
   Interest, net of
  amounts
  capitalized              $16,521      $12,064      $18,520
   Income taxes, net
  of refunds                47,488       45,726       38,427
 Stock issued for SI
   Holding
   Company
   acquisition             $21,000      $    --      $    --
 Redemption of 6%
   convertible
   subordinated
   notes                        --           --        1,983

14    Polyester Business Venture


On April 23, 1998, the Company announced that it agreed to form a limited liability company with Burlington Industries, Inc. (Burlington) of Greensboro, North Carolina, to manufacture and market natural textured polyester yarns. The limited liability company commenced operations on May 29, 1998. The Company has the majority ownership (approximately 85%) and is managing the business, while Burlington owns a minority interest.

Summary of selected financial data
--------------------------------------------------------------------------------

                                                  June 28, 1998   June 29, 1997   June 30, 1996   June 25, 1995  June 26, 1994
  (Amounts in thousands, except per share data)      (52 Weeks)      (52 Weeks)      (53 Weeks)      (52 Weeks)     (52 Weeks)
----------------------------------------------- --------------- --------------- --------------- --------------- --------------
Summary of Earnings:
Net sales                                         $1,377,609      $1,704,926      $1,603,280      $1,554,557      $1,384,797
Cost of sales                                      1,149,838       1,473,667       1,407,608       1,330,410       1,185,386
Gross profit                                         227,771         231,259         195,672         224,147         199,411
Selling, general and administrative
  expense                                             43,277          46,229          45,084          43,116          40,429
Interest expense                                      16,598          11,749          14,593          15,452          18,241
Interest income                                       (1,869)         (2,219)         (6,757)        (10,372)         (8,290)
Other (income) expense                                   389             819          (4,390)         (9,659)         (1,238)
Equity in (earnings) losses of
  unconsolidated affiliates                          (22,307)            399              --              --              --
Non-recurring charge                                      --              --          23,826              --          13,433
Income from continuing operations
  before income taxes and other
  items listed below                                 191,683         174,282         123,316         185,610         136,836
Provision for income taxes                            62,782          58,617          44,939          69,439          60,344
Income before extraordinary item
  and cumulative effect of
  accounting change                                  128,901         115,665          78,377         116,171          76,492
Extraordinary item, net of tax                            --              --           5,898              --              --
Cumulative effect of accounting
  change, net of tax                                   4,636              --              --              --              --
Net income                                           124,265         115,665          72,479         116,171          76,492
Per Share of Common Stock:
Income before extraordinary item
  and cumulative effect of
  accounting change (diluted)                     $     2.08      $     1.81      $     1.18      $     1.62      $     1.07
Extraordinary item (diluted)                              --              --             .09              --              --
Cumulative effect of accounting
  change (diluted)                                       .07              --              --              --              --
Net income (diluted)                                    2.01            1.81            1.09            1.62            1.07
Cash dividends                                           .56             .44             .52             .40             .56
Financial Data:
Working capital                                   $  209,878      $  216,145      $  196,222      $  333,357      $  304,274
Gross property, plant and
  equipment                                        1,145,622       1,147,148       1,027,128         910,383         848,637
Total assets                                       1,338,804       1,018,703         951,084       1,040,902       1,003,252
Long-term debt and other
  obligations                                        463,967         255,799         170,000         230,000         230,000
Shareholders' equity                                 636,197         548,531         583,206         603,502         588,522

     Fiscal year 1994 through 1997 amounts include the spun cotton yarn operations that were contributed to Parkdale America, LLC on June 30, 1997.

quarterly Results (Unaudited)
--------------------------------------------------------------------------------

     Quarterly financial data for the years ended June 28, 1998, and June 27, 1997, is presented below:

                                                    First Quarter     Second Quarter     Third Quarter    Fourth Quarter
(Amounts in thousands, except per share data)        (13 Weeks)        (13 Weeks)         (13 Weeks)        (13 Weeks)
-----------------------------------------------   ---------------   ----------------   ---------------   ---------------
1997:
Net sales                                            $ 414,715         $  419,345         $  438,252        $  432,614
Gross profit                                            49,945             58,858             61,808            60,648
Net income                                              23,955             28,790             31,467            31,453
Earnings per share (basic)                                 .37                .45                .50               .51
Earnings per share (diluted)                               .37                .44                .50               .51
1998:
Net sales                                            $ 329,842         $  343,096         $  345,986        $  358,685
Gross profit                                            49,518             59,005             58,134            61,114
Income before cumulative effect of accounting
  change                                                27,525             33,019             33,286            35,071
Cumulative effect of accounting change                      --              4,636                 --                --
Net income                                              27,525             28,383             33,286            35,071
Income before cumulative effect of accounting
  change (basic)                                           .45                .54                .54               .57
Income before cumulative effect of accounting
  change (diluted)                                         .45                .54                .54               .57
Earnings per share (basic)                                 .45                .46                .54               .57
Earnings per share (diluted)                               .45                .46                .54               .57

market and dividend Information (Unaudited)

--------------------------------------------------------------------------------
     The Company's common stock is listed for trading on the New York Stock Exchange. The following table sets forth the range of high and low sales prices of the Unifi Common Stock as reported on the NYSE Composite Tape and the regular cash dividends per share declared by Unifi during the periods indicated.
     On July 16, 1998, the Company announced its intention to discontinue the payment of cash dividends and utilize the cash to purchase shares of the Company's common stock. Accordingly, effective July 16, 1998, the Board of Directors of the Company terminated the previously established policy of paying cash dividends equal to approximately 30% of the Company's after tax earnings of the previous fiscal year.
     As of August 14, 1998, there were approximately 929 holders of record of the Company's common stock.

                                                          High           Low    Dividends
       Fiscal year 1996:
        First quarter ended September 24, 1995      $  26.63      $  23.50      $   .13
        Second quarter ended December 24, 1995      $  25.00      $  21.88      $   .13
        Third quarter ended March 24, 1996          $  25.75      $  21.25      $   .13
        Fourth quarter ended June 30, 1996          $  28.50      $  23.00      $   .13
       Fiscal year 1997:
        First quarter ended September 29, 1996      $  28.88      $  26.00      $   .11
        Second quarter ended December 29, 1996      $  33.13      $  26.63      $   .11
        Third quarter ended March 30, 1997          $  33.88      $  30.13      $   .11
        Fourth quarter ended June 29, 1997          $  36.88      $  29.63      $   .11
       Fiscal year 1998:
        First quarter ended September 28, 1997      $  43.63      $  35.06      $   .14
        Second quarter ended December 28, 1997      $  42.25      $  36.38      $   .14
        Third quarter ended March 29, 1998          $  42.13      $  33.00      $   .14
        Fourth quarter ended June 28, 1998          $  39.56      $  34.19      $   .14

MANAGEMENT'S REVIEW

and Analysis of Operations and Financial Position
--------------------------------------------------------------------------------
FISCAL 1998

     Following is a Summary of operating income for fiscal years 1998 and 1997 and related percentages of net sales for each period:



(Dollar amounts in thousands)                     June 28, 1998                    June 29, 1997
-------------------------------------   ---------------------------------   ---------------------------
Net sales                               $   1,377,609         100.0%        $1,704,926      100.0%
Cost of sales                               1,149,838          83.5          1,473,667       86.4
-------------------------------------   -------------      ---------        ----------      ------
Gross margin                                  227,771          16.5            231,259       13.6
Selling, general and administrative            43,277           3.1             46,229        2.7
-------------------------------------   -------------      ---------        ----------      ------
Operating income                        $     184,494          13.4%        $  185,030       10.9%
-------------------------------------   -------------      ---------        ----------      ------

      Consolidated net sales decreased $327.3 million from fiscal year 1997 to 1998, or 19.2%, before giving effect to the contribution of our spun cotton yarn operations to Parkdale America, LLC on June 30, 1997. Net sales for our spun cotton yarn operations were $304.4 million in fiscal year 1997. After giving effect to the removal of the net sales for the 1997 fiscal year attributable to the spun cotton operations, consolidated net sales decreased $22.9 million, or 1.6%. The comparison of sales was positively impacted by the acquisition on November 14, 1997, of SI Holding Company (Spanco) and the formation of a limited liability company with Burlington Industries, Inc. on May 29, 1998. The benefit of these ventures on sales was offset by various factors including: the strengthening of the U.S. dollar in 1998 that adversely impacted export sales and the translation of our Irish operation sales from the functional Irish punt currency to the U.S. dollar, the decline in unit prices and the increase of imported fiber, fabric and apparel.
      Domestically, unit prices, based on product mix, declined 1.4% while unit volumes remained relatively stable after giving effect to the removal of our spun cotton yarn operations in the prior fiscal year. Unit volumes increased in the fourth quarter due, in part, to the sales generated by the business venture with Burlington Industries.
      Internationally, unit prices declined 7.4% while unit volumes increased 6.2%. Sales from foreign operations are denominated in local currencies and are hedged in part by the purchase of raw materials and services in those same currencies. As described in note 11 to the consolidated financial statements, currency exchange rate risk is mitigated by the utilization of foreign currency forward contracts. Additionally, the net asset exposure is hedged by borrowings in local currencies which minimizes the risk of currency fluctuations. The Company does not enter into derivative financial instruments for trading purposes.
      Gross Margins improved from 15.5% in the prior year to 16.5% in the current year after eliminating the net operating results of our spun cotton yarn operations described above. The increase in gross margin primarily reflects raw material cost reductions based on product mix, which were partially offset by higher manufacturing costs as a percentage of net sales.
      Selling, general and administrative expense decreased $3.0 million from 1997 to 1998; however, as a percentage of net sales these costs increased from 2.7% in the prior fiscal year to 3.1% in the current year. The increase reflects the lower sales base in the current year associated with the contribution of our spun cotton yarn operations at the beginning of the fiscal year.
      Interest expense increased $4.8 million, or 41.3%, from $11.7 million in 1997 to $16.6 million in 1998. The increase is associated with both higher levels of debt outstanding during the current year and higher average interest rates during this period. In February 1998, the Company issued $250.0 million of debt securities, the proceeds of which were used to repay a portion of the revolving credit facility. The coupon rate of the new securities is 6.50%. Debt levels increased during the year as a result of capital expenditures, investments in equity affiliates, stock repurchases and an acquisition.
      Interest income declined $350 thousand from 1997 to 1998 primarily as a result of lower levels of invested funds. Other expense decreased from $819 thousand to $389 thousand from 1997 to 1998.
      Earnings from our equity affiliates, net of related amortization, totaled $22.7 million in the current year. The effective tax rate decreased from 33.6% in 1997 to 32.8% in 1998. The improvement in the effective tax rate is primarily due to the realization of state tax credits in the current year associated with significant capital expenditures and improved operating results of our Irish operations that are taxed at a 10.0% effective rate.
      In the second quarter of fiscal 1998, the Company recognized a write-off of $7.5 million ($4.5 million after tax) or $.07 per diluted share as a result of changing its accounting policy regarding business reengineering costs. Previously, substantially all direct external costs associated with installing a new computer software system were capitalized, including those costs related to business process reengineering. Pursuant to Emerging Issues Task Force 97-13 issued in November 1997, these costs were written off as a cumulative catch-up adjustment.
      As a result of the above, the Company realized during the current year net income of $124.3 million, or $2.01 per diluted share, compared to $115.7 million or $1.81 per diluted share for the prior fiscal year period. Before the effect of the accounting change in the current year, earnings would have been $128.9 million or $2.08 per diluted share.
      In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS 130) which the Company is required to adopt in the first quarter of fiscal 1999. SFAS 130 requires the reporting of comprehensive income and its components in complete general purpose financial statements as well as requires certain interim comprehensive income information be disclosed. Comprehensive income represents the change in net assets of a business during a period from non-owner sources. Such non-owner changes in net assets that are not included in net income include foreign currency translation adjustments, unrealized gains and losses on available-for-sale securities and certain minimum pension liabilities. Foreign currency translation adjustments presently represent the primary component of comprehensive income for the Company. The Company expects to reflect comprehensive income in its consolidated statement of changes in shareholders' equity when this standard is adopted. Results of operations and financial position, however, will be unaffected by the implementation of this standard.
      Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," (SFAS 131) which the Company is required to adopt in the fourth quarter of fiscal 1999. SFAS 131 establishes standards for public companies for the reporting of financial information from operating segments in annual and interim financial statements as well as establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined in SFAS 131 as components of an enterprise about which separate financial information is available to the chief operating decision maker for purposes of assessing performance and allocating resources. The Company has not completed its analysis of the effect that the adoption of this standard will have on its financial statement disclosure; however, the adoption of SFAS 131 will not affect consolidated results of operations or financial position.
      In March 1998, the AICPA issued SOP 98-1, "Accounting for the Cost of Computer Software Developed for or Obtained for Internal Use," (SOP 98-1). This SOP is effective for the Company in the first quarter of fiscal year 2000, if not previously adopted. SOP 98-1 will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. The Company currently expenses certain of these internal costs when incurred. The Company has not yet assessed what the impact of the SOP will be on the Company's future earnings or financial position.
      In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," (SOP 98-5) which is effective for the Company in fiscal year 2000, if not previously adopted. SOP 98-5 requires start-up costs, as defined, to be expensed as incurred. Upon adoption of SOP 98-5, any previously capitalized start-up costs net of accumulated depreciation will be required to be written-off as a cumulative effect of a change in accounting principle. The Company has not yet determined what the impact of SOP 98-5 will be on its financial statements upon adoption of this SOP.
      In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS
133) which the Company is required to adopt in years beginning after June 15, 1999. SFAS 133 permits early adoption as of the beginning of any fiscal quarter after its issuance. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of Statement 133 will be on the earnings and financial position of the Company.


FISCAL 1997

      Consolidated net sales increased 6.3% from $1.603 billion in 1996 to $1.705 billion in 1997. The current fiscal year included fifty-two weeks compared to the previous year's fifty-three weeks. Growth in net sales was achieved by a 7.2% increase in unit volume offset slightly by a modest decline in per unit average sales prices.
      Domestically, unit volumes increased 6.3% while average per unit sales prices remained stable. Increased unit volumes were experienced across all of our sales-yarn operations. Fiscal 1997 unit sales growth benefited from phased-in production of our new polyester texturing facility in Yadkinville, North Carolina, which was substantially completed at year end, and from realizing a full year's sales activity after purchasing the texturing operations of Glen Raven Mills, Inc.'s Norlina Division in November 1995. In addition, growth in export sales was experienced year-over-year contributing to the increase in unit volume.
      Internationally, increased unit growth was offset by lower per unit average sales prices resulting in a net 8.3% increase in sales. Sales from foreign operations are denominated in local currencies and are hedged in part by the purchases of raw materials and services in those same currencies. As described in note 11 to the consolidated financial statements, currency exchange rate risk is mitigated by the utilization of foreign currency forward contracts. Additionally, the net asset exposure is hedged by borrowings in local currencies which minimize the risk of currency fluctuations.
      Gross margin increased from 12.2% last year to 13.6% this year. The increased gross margin of 1.4% reflects lower operating costs due to improved efficiency and volume increases and raw material cost reductions based on product mix, as a percentage of net sales.
      Selling, general and administrative expense as a percentage of net sales decreased from 2.8% last year to 2.7% this year. On a dollar-basis, selling, general and administrative expense increased $1.1 million to $46.2 million, or 2.5%. Increased selling, general and administrative expenses are primarily attributable to higher information systems' costs and professional fees associated with various technology and corporate reengineering improvement efforts.
      Interest expense declined $2.8 million or 19.5%, from $14.6 million in 1996 to $11.7 million in 1997. In the fourth quarter of the prior year, $230 million of 6% convertible subordinated notes were redeemed utilizing the proceeds from a $400 million, five year, revolving credit facility. The effective interest rate of the revolving credit facility has remained below the convertible debt interest rate and the average debt level outstanding throughout fiscal 1997 has also been lower than the prior year resulting in reduced interest expense. Interest income declined $4.5 million from $6.8 million in 1996 to $2.2 million in 1997. This change reflects lower levels of invested funds which were primarily used for capital expenditures and the purchase and retirement of Company common stock.
      Net other income and expense changed unfavorably by $5.6 million from $4.4 million of income in 1996 to $1.2 million of expense in 1997. In the prior year, gains were recorded from the sale of capital assets and investments in excess of current year amounts.
      In the first quarter of fiscal 1996, the Company announced restructuring plans to further reduce the Company's cost structure and improve productivity through the consolidation of certain manufacturing operations and the disposition of underutilized assets. The estimated cost of restructuring resulted in a non-recurring charge to earnings of $23.8 million or an after-tax charge to earnings of $14.9 million ($.23 per share). The Company has completed the majority of these restructuring efforts and anticipates no material differences in actual charges compared to its original estimates.
      The effective tax rate decreased from 36.4% in 1996 to 33.6% in 1997. The improvement in the effective tax rate is primarily due to the realization of state tax credits during the current year and the improved operating results of foreign subsidiaries which are taxed at rates below those of U.S. operations.
      As a result of the above, the Company realized during the current year net income of $115.7 million, or $1.81 per share, compared to $72.5 million, or $1.18 per share, for the corresponding prior fiscal year. Before the effects of the non-recurring and the extraordinary charges recognized in the prior year, earnings would have been $93.3 million or $1.41 per share.

LIQUIDITY AND CAPITAL RESOURCES

      Cash provided by operations continues to be a primary source of funds to finance operating needs and capital expenditures. Cash generated from operations was $181.7 million for fiscal 1998 compared to $183.8 million for fiscal 1997. The primary sources of cash from operations, other than net income, were decreases in accounts receivable and other current assets of $9.6 million and $1.6 million, respectively and non-cash adjustments aggregating $70.9 million. Depreciation and amortization of $69.7 million, the after-tax cumulative effect of accounting change of $4.7 million and the deferred income tax provision of $12.2 million, offset by undistributed net earnings of unconsolidated affiliates of $15.3 million, were the primary components of the non-cash adjustments to cash provided by operations. Offsetting these sources were an increase in inventory of $0.8 million and a net decrease in income taxes, accounts payable and accruals of $23.9 million. All working capital changes have been adjusted to exclude the effect of the current year acquisition and currency translation. The significant decreases in accounts receivable and accounts payable and accruals were impacted by the contribution of the spun cotton yarn operations at the beginning of the fiscal year.
      Working capital levels are more than adequate to meet the operating requirements of the Company. The Company ended the current year with working capital of $209.9 million, which included cash and cash equivalents of $8.4 million.
      The Company utilized $315.7 million for net investing activities and obtained $133.7 million from net financing activities during fiscal 1998. Significant expenditures during this period included $250.1 million for capacity expansions and upgrading of facilities, $25.8 million for acquisitions, $39.5 for investments in equity affiliates, $34.3 million for the payment of the Company's cash dividends and $20.2 million for the purchase and retirement of Company common stock. The Company obtained proceeds from net borrowings under its long-term debt agreements of $187.4 million, which partially offset these cash expenditures.
      As discussed in note 12 to the financial statements, on June 30, 1997, the Company and Parkdale Mills, Inc. (Parkdale) contributed the inventory and the owned and leased tangible real and personal property associated with their open-end and air jet spun cotton yarn operations to Parkdale America, LLC (the
LLC). Additionally, the Company contributed $32.9 million in cash to the LLC on June 30, 1997, and is required to contribute $10.0 million on June 30, 1998, and $10.0 million on June 30, 1999, whereas Parkdale contributed cash of $51.6 million on June 30, 1997. The LLC assumed certain long-term debt obligations of the Company and Parkdale in the amounts of $23.5 million and $46.0 million, respectively. In exchange for the assets contributed to the LLC and the liabilities assumed by the LLC, the Company received a 34% interest in the LLC and Parkdale received a 66% interest in the LLC. The LLC distributed dividends of $7.7 million to the Company in fiscal 1998. It is expected that such distributions will continue. Additionally, the Company is not obligated to provide the LLC with any further cash contributions beyond those described herein.
      On November 14, 1997, the Company completed its Agreement and Plan of Triangular Merger with SI Holding Company and thereby acquired their covered yarn business for approximately $46.6 million. Additionally, covenants-not-to-compete were entered into with the principal operating officers of the acquired company in exchange for $9.2 million, to generally be paid over the terms of the covenants. The acquisition, which is not deemed significant to the Company's consolidated net assets or results of operations, is being accounted for by the purchase method of accounting.
      On April 23, 1998, the Company announced that it agreed to form a limited liability company with Burlington Industries, Inc. (Burlington) of Greensboro, North Carolina, to manufacture and market natural textured polyester yarns. The Company has the majority ownership (approximately 85.0%) and will manage the business, while Burlington will own a minority interest (approximately 15.0%). The Company's natural textured polyester yarn facilities located in Yadkinville, North Carolina, became part of the limited liability company, along with Burlington's natural textured yarn manufacturing business located in Mayodan, North Carolina. The Company's polyester texturing facility in Reidsville, North Carolina, was not contributed. This facility will continue to be dedicated to providing textured polyester products for yarn dyeing. The limited liability company commenced operations on May 29, 1998. Under terms of the agreement, the Company is not required to contribute any operating funds to the newly created entity at inception nor will any existing Company debt be assumed by the new entity. Additionally, there are no future contributions required to be made to the new entity. However, the Company may, from time to time, loan funds to this entity under prevailing market conditions as deemed necessary or appropriate under the circumstances.
      At June 28, 1998, the Company has committed approximately $127.2 million for the purchase and upgrade of equipment and facilities, which is scheduled to be expended during fiscal year 1999. A significant component of these committed funds is the construction of a new nylon texturing and covering facility in Madison, North Carolina. This plant will consolidate the existing capacity at several locations, replacing older equipment with state-of-the-art technology, and will provide for additional capacity and expansion capabilities. Certain construction and machinery components of this project are still under negotiation.
      Effective July 16, 1998, the Board of Directors terminated the previously-established policy of paying cash dividends equal to approximately 30% of the Company's after tax earnings for the previous year. In lieu of this cash dividend, the Board of Directors has authorized management to utilize cash equal to the same 30% of the previous year's earnings to repurchase shares of the Company's stock as management deems advisable. The Board of Directors also increased the remaining authorization pursuant to a resolution originally established on October 21, 1993, to purchase 10 million shares of Unifi's common stock. The Company will continue to operate its stock buy-back program from time to time as it deems appropriate, based on prevailing financial and market conditions.
      On February 5, 1998, the Company sold $250 million of senior, unsecured debt securities to qualified institutional buyers. The net proceeds from the sale of the Notes were used to repay a portion of the Company's bank credit facility. The Notes bear a coupon rate of interest of 6.50% and mature in 2008.
      Management believes the current financial position of the Company in connection with its operations and its access to debt and equity markets are sufficient to meet anticipated capital expenditure, strategic acquisition, working capital, Company common stock repurchases and other financial needs.

YEAR 2000 COMPLIANCE STATUS

      The Company continues to actively address the business issues associated with the year 2000 that impact information technology systems and non-information technology systems (i.e., embedded technology) both internally and in relation to our external customers, suppliers and other business associates. Factors involved in addressing such business issues include the evaluation, testing and implementation of the Company's enterprise-wide systems; evaluation, upgrading and certifying of non-information technology systems; assessing and testing significant customers' and vendors' compliance strategies and monitoring the status thereof (including electronic commerce with these companies); and, evaluating and monitoring the compliance plans of businesses in which the Company maintains investments in their operations.
      The Company has created a team of professionals with the responsibility of addressing business issues associated with the year 2000. The Company does not believe any material exposures or contingencies exist with respect to its internal information systems as the installation of the remaining enterprise-wide software is anticipated to be completed in the necessary time frame. At present the Company estimates it is approximately one-half to two-thirds complete with its enterprise-wide software implementation efforts. Additionally, as a precautionary measure, back-up plans are in process of being formulated in the event certain enterprise-wide applications are not fully implemented by the end of the 1999 fiscal year. The Company has requested information on the year 2000 compliance plans and status from its significant vendors and equity affiliates and is presently not aware of any material exposures or contingencies.
      The Company is requesting assurances from its major suppliers that they are addressing the year 2000 issue to avoid disruption of products and services. Certain suppliers, although not indicating any problems or concerns at the present time, are unwilling to provide any guarantees or assurances. Consequently, the Company cannot predict the likelihood or impact on its business resulting from noncompliance by such parties.
      Costs incurred in the Company's year 2000 compliance efforts are being expensed as incurred. Anticipated expenditures related to year 2000 compliance readiness, in addition to those associated with the enterprise-wide software implementation, are expected to be approximately $0.5 million for the fiscal year ended June 27, 1999.

EURO CONVERSION

      As discussed above and in notes 10 and 11 to the consolidated financial statements, the Company conducts business in multiple currencies, including the currencies of various European countries in the European Union which will be participating in the single European currency by adopting the Euro as their common currency as of January 1, 1999. Additionally, the functional currency of our Irish operation and several sales office locations will change before January 1, 2002, from their historical currencies to the Euro. During the period January 1, 1999, to January 1, 2002, the existing currencies of the member countries will remain legal tender and customers and vendors of the Company may continue to use these currencies or the Euro when conducting business (the rules relating to the conversion to the Euro are outlined in the European Commission Directorate General XV Exposure Draft "Preparing Information Systems for the Euro" issued in Brussels September 25, 1997). Currency rates during this period, however, will no longer be computed from one legacy currency to another but instead will first be converted into the Euro. The Company is currently evaluating the Euro conversion and the impact on its business, both strategically and operationally. At this time, management has not completed its assessment of the impact of the conversion; however, the conversion to the Euro is not expected to have a material adverse effect on the financial condition or results of operations of the Company.

FORWARD-LOOKING STATEMENTS

      Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Annual Report contain forward-looking statements within the meaning of federal security laws about the Company's financial condition and results of operations that are based on management's current expectations, estimates and projections about the markets in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "believes," "estimates," variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.
      Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices due to competition and economic conditions, reliance on and financial viability of significant customers, technological advancements, employee relations, changes in construction spending and capital equipment expenditures (including those related to unforeseen acquisition opportunities), the timely completion of construction and expansion projects planned or in process, continued availability of financial resources through financing arrangements and operations, negotiations of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies' policies and legislation, the continuation and magnitude of the Company's common stock repurchase program and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control.


36