Form 10-K, Exhibit 13
period 1998-06-28
UNIFI INC
filed 1998-09-28
CIK 100726

EXHIBIT (13b-1)

report of Independent Auditors
--------------------------------------------------------------------------------

The Board of Directors and Shareholders of Unifi, Inc.


      We have audited the accompanying consolidated balance sheets of Unifi, Inc. as of June 28, 1998, and June 29, 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended June 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unifi, Inc. at June 28, 1998, and June 29, 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 28, 1998, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP
---------------------
    Ernst & Young LLP




Greensboro, North Carolina
July 14, 1998

                                                                          17